UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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REPUBLIC SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2015

Dear Shareholder:

We are pleased to present you with the 2015 Republic Services Proxy Statement and cordially invite you to attend the 2015 annual meeting of shareholders (the “Annual Meeting”), which we will hold at 10:30 a.m., local time, on Thursday, May 14, 2015, at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260.

We approached this year’s proxy statement with a heightened focus on clarity and transparency of our corporate governance structures and executive compensation program.

A Record of Performance. As the second largest provider of recycling and solid waste services in North America, we are dedicated to delivering dependable solutions for recycling and waste challenges. With this approach in mind, we successfully drove shareholder value over the long-term by using our cash flow efficiently. We have delivered consistent, positive returns to our shareholders, and have a long history of increasing cash returns to shareholders through dividends and share repurchases. Our keen focus on delivering shareholder value is based on key long-term strategic initiatives, which include:

•	Enhancing revenue quality by focusing on the customer, improving our service delivery and differentiating our service offerings;

•	Profitably growing the business through price and volume growth, acquisitions and public-private partnerships;

•	Cost-effectively participating in the growth in recycling and diversion; and

•	Managing our cost structure through programs designed to increase productivity and operational efficiencies.

Engaging with Shareholders. We brought a renewed focus to shareholder engagement in 2014 with respect to corporate governance and executive compensation matters. Our independent Chairman of the Board and Compensation Committee Chairman engaged directly with some of our largest investors, while our management team engaged with many more. In all, we engaged with shareholders holding approximately 60% of our outstanding shares. We and the rest of the Board are encouraged by the thoughtful feedback we heard from our shareholders. Our dialogue gave us a lot to think about, and we made a number of changes in our executive compensation program that we believe address the concerns our shareholders raised. We have described our program updates in detail in this year’s proxy statement.

In 2015, we continue to seek shareholder input on our corporate governance and executive compensation program to ensure that it is well-designed to incentivize our management team to drive shareholder value.

Sincerely,

Ramon A. Rodriguez	Donald W. Slager
Chairman of the Board	President & Chief Executive Officer

18500 N. Allied Way

Phoenix, Arizona 85054

For further information about the 2015 Annual Meeting,

please call 1-800-248-3170

NOTICE OF THE 2015 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be Held on May 14, 2015

This Proxy Statement relating to the 2015 annual meeting of shareholders and the Annual Report on

Form 10-K for the year ended December 31, 2014 are available at www.proxyvote.com.

To the Shareholders of Republic Services, Inc.:

The 2015 annual meeting of shareholders (the “Annual Meeting”) of Republic Services, Inc., a Delaware corporation, will be held at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260, on May 14, 2015 at 10:30 a.m., local time, for the following purposes:

Items of Business

(1)	To elect 10 directors to a term of office until the 2016 annual meeting of shareholders or until their respective successors are duly elected and qualified;

(2)	To hold an advisory vote to approve our named executive officer compensation;

(3)	To ratify the appointment of our independent registered public accounting firm for 2015;

(4)	To consider a shareholder proposal regarding proxy access, if presented at the Annual Meeting; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Record Date

Only shareholders of record at the close of business on March 17, 2015 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment of it. A list of such shareholders will be available commencing April 6, 2015, and may be examined prior to the Annual Meeting at our corporate headquarters during normal business hours.

Availability of Proxy Materials

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report on Form 10-K on the internet. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials, which provides shareholders instructions on how to access the proxy materials and our Annual Report on Form 10-K on the internet and, if they prefer, how to request paper copies of these materials. We believe posting these materials on the internet enables us to reduce the environmental impact of our Annual Meeting, provide you the information you need more quickly, and lower our printing and delivery costs.

Proxy Voting

Your participation at our Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, please vote your shares as instructed in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card at your earliest convenience. Your prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

By Order of the Board of Directors,

Ramon A. Rodriguez	Donald W. Slager
Chairman of the Board	President & Chief Executive Officer

Phoenix, AZ

April 2, 2015

18500 N. Allied Way

Phoenix, Arizona 85054

Republic Services, Inc. 2015 Proxy Statement     i

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 14, 2015

This Proxy Statement relating to the 2015 annual meeting of shareholders and the Annual Report on Form 10-K for the year ended December 31, 2014 are available at www.proxyvote.com.

ii     Republic Services, Inc. 2015 Proxy Statement

PROXY STATEMENT

We are providing this proxy statement to shareholders in connection with the solicitation by the Board of Directors (the “Board”) of Republic Services, Inc., a Delaware corporation (“Republic,” “we,” “us” or “our”), of proxies to be voted at the annual meeting of shareholders to be held in Scottsdale, Arizona on May 14, 2015 (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying notice.

The Securities and Exchange Commission (“SEC”) allows us to deliver a single Notice of Internet Availability of Proxy Materials to one address shared by two or more shareholders. This delivery method is referred to as “householding” and can result in cost savings for us. We deliver a single package containing Notices of Internet Availability of Proxy Materials to multiple shareholders who share an address. If you prefer to receive separate packages containing the Notices of Internet Availability of Proxy Materials, or if you currently are a shareholder sharing an address with another shareholder and wish to receive only one package containing future Notices of Internet Availability of Proxy Materials for your household, please send us your request in writing at the following address: Republic Services, Inc., Attn: Investor Relations Department, 18500 North Allied Way, Phoenix, Arizona 85054.

As permitted by SEC rules, we are making our proxy statement and our Annual Report on Form 10-K available electronically via the internet. On or about April 2, 2015, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our Annual Report on Form 10-K and how to vote online. Shareholders who receive the notice will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Republic Services, Inc. 2015 Proxy Statement     1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

WHAT IS THE RECORD DATE AND WHO MAY VOTE AT THE ANNUAL MEETING?

Our only voting stock currently outstanding is our common stock. You may vote if you were a holder of record of Republic common stock as of the close of business on March 17, 2015 (the “Record Date”).

The trustee of our 401(k) Plan will vote shares held in each participant’s account in accordance with instructions provided by the participant on a completed proxy card. If a participant does not provide a completed proxy card, the trustee of the 401(k) Plan will vote the shares in a participant’s account in the same proportion that it votes shares for which it received valid and timely proxy cards from other participants or as otherwise required by applicable law.

WHAT WILL I BE VOTING ON?

The following proposals will be considered at the Annual Meeting:

¡	election of directors (Proposal 1);

¡	advisory vote to approve our named executive officer compensation (Proposal 2);

¡	ratification of the appointment of our independent registered public accounting firm for 2015 (Proposal 3); and

¡	a shareholder proposal regarding proxy access, if presented at the Annual Meeting (Proposal 4).

HOW MANY VOTES DO I HAVE?

You will have one vote for every share of our common stock you owned as of the close of business on March 17, 2015.

WHAT CONSTITUTES A QUORUM FOR THE ANNUAL MEETING?

As of March 17, 2015, 352,455,813 shares of our common stock were outstanding and entitled to vote. A quorum is at least a majority of the voting power represented by the shares of our common stock, or 176,227,907 shares. Abstentions and broker shares, which are shares held in street name, that are voted as to any matter presented at the meeting will be included in determining the number of shares present or represented at the Annual Meeting. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining the number of shares present or represented. A quorum must be present or represented at the Annual Meeting for any action to be taken. If a quorum is not present or represented, the holders of a majority of the shares entitled to vote who are present or represented at the Annual Meeting, or the chairman of the meeting, may adjourn the Annual Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given.

HOW MANY VOTES ARE REQUIRED TO APPROVE THE PROPOSALS, ASSUMING A QUORUM?

The affirmative vote of the majority of votes cast with respect to that director’s election at the Annual Meeting is required for the election of each director (Proposal 1). The affirmative vote of the holders of a majority of the voting power of the shares of common stock present or represented by proxy and entitled to vote is required for approval of Proposals 2, 3 and 4.

2     Republic Services, Inc. 2015 Proxy Statement

Questions and Answers About the Annual Meeting

HOW DO I VOTE?

To vote, you may:

¡	vote electronically via the internet or by telephone — to do so, please follow the instructions shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card;

¡	vote by mail — if you received a paper proxy card or voting instruction card by mail, simply complete, sign, date and return it in the envelope provided so that it is received before the Annual Meeting; or

¡	vote in person — we will pass out written ballots at the Annual Meeting to shareholders of record and beneficial owners who hold their shares in street name and who have obtained a valid proxy from their broker, bank or other nominee.

The internet and telephone voting procedures have been designed to verify shareholders’ identities and allow shareholders to confirm their voting instructions have been properly recorded. Shareholders whose shares are held for them by brokers, banks or other nominees should follow the instructions provided by the nominees.

Submitting your proxy or voting instructions before the Annual Meeting will not affect your right to vote in person if you decide to attend the Annual Meeting. If, however, you hold your shares in street name, you must request a valid proxy from your broker, bank or other nominee to vote in person at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please ensure that your vote is counted.

WHAT IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?

Shareholders of Record. If you are a shareholder of record and you return a signed proxy card but do not indicate how you wish to vote on a particular matter, then your shares will be voted in accordance with the Board’s recommendations on all matters presented in this proxy statement (except for the shareholder proposal regarding proxy access (Proposal 4), where your shares will be voted in the same proportion as other shares for which valid and timely instructions have been received have been voted, or as otherwise required by applicable law). Your shares will be voted as the proxy holders determine in their discretion regarding any matters not presented in this proxy statement that are properly presented for a vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide your broker, bank or other nominee with voting instructions, the nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on “routine” matters, but do not have discretion to vote on “non-routine” matters. The ratification of the appointment of our independent registered public accounting firm for 2015 (Proposal 3) is a matter considered “routine” under applicable rules. The election of directors (Proposal 1), the advisory vote to approve named executive officer compensation (Proposal 2) and the shareholder proposal regarding proxy access (Proposal 4) are matters considered “non-routine” under applicable rules. Thus, there will be broker non-votes on Proposals 1, 2 and 4.

WHAT ARE BROKER NON-VOTES?

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on “routine” matters when the brokers have not received voting instructions from their customers. Brokers may not vote their customers’ shares on “non-routine” matters unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are referred to as broker non-votes.

HOW ARE BROKER NON-VOTES AND ABSTENTIONS COUNTED?

Abstentions and broker non-votes will have no effect on Proposal 1, as the election is determined by counting the votes actually cast where abstentions and broker non-votes are not treated as votes cast.

Republic Services, Inc. 2015 Proxy Statement     3

Questions and Answers About the Annual Meeting

With respect to Proposals 2, 3 and 4, where the vote required is a majority of votes present and entitled to vote, abstentions will be equivalent to a vote cast against the proposal and broker non-votes will have no effect.

CAN I CHANGE MY VOTE?

Yes. If you have voted, you can change your vote at any time in one of three ways: (1) you can send us a written notice stating that you would like to revoke your proxy; (2) you can complete and submit a new proxy card, or cast a new vote by telephone or internet; or (3) you can attend the Annual Meeting and vote in person. Your attendance alone, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change these instructions.

DO I NEED TO ATTEND THE ANNUAL MEETING IN PERSON?

No. Although you are welcome to attend, it is not necessary for you to attend the Annual Meeting to vote your shares.

HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

The Board recommends you vote:

•	FOR the election of the 10 nominees to the Board (Proposal 1);

•	FOR approval of our named executive officer compensation (Proposal 2);

•	FOR the ratification of the appointment of our independent registered public accounting firm for 2015 (Proposal 3); and

•	As you determine to vote on the shareholder proposal regarding proxy access (Proposal 4).

WHERE CAN I FIND MORE INFORMATION ABOUT REPUBLIC?

We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at www.republicservices.com (click on Investors) and at the SEC’s website at www.sec.gov.

WHO CAN HELP ANSWER MY QUESTIONS?

If you have questions about the Annual Meeting or the proposals, or need help voting your shares, you can call Georgeson Inc., which is assisting us with our proxy solicitation, toll-free at 1-800-248-3170.

4     Republic Services, Inc. 2015 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

We are electing 10 directors at the Annual Meeting. Each director will hold office until our next annual meeting or until his or her successor is elected and qualified to serve on the Board. The Board has nominated 10 proposed directors (the “Nominees”) based on the recommendation of the Board’s Nominating and Corporate Governance Committee (the “Governance Committee”). Each Nominee has consented to be named in this proxy statement and has agreed to serve as a director if elected. If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board may be reduced accordingly. The Board is not aware of any existing circumstances likely to render any Nominee unavailable.

The Nominees who receive a majority of the votes cast by the holders of our common stock represented at the Annual Meeting, without giving effect to abstentions, will be elected directors. Republic is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, we have a director resignation policy in our bylaws. Under this policy, the Board will nominate for further service on the Board only those incumbent candidates who tender, in advance, irrevocable resignations. The Board has obtained such conditional resignations from all Nominees. Each irrevocable resignation is contingent on the failure to receive the required vote at any annual meeting at which the Nominee is nominated for re-election and on Board acceptance of the resignation. The Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days after certification of the election results. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or reduce the size of the Board.

Under our bylaws, the number of directors is fixed from time to time by Board resolution and shall be not more than 13 (the majority of which must be independent of Republic for purposes of NYSE rules). Our Board currently consists of 11 directors, but Mr. Sorensen is not standing for re-election at the Annual Meeting. The Board has decreased the fixed number of directors to 10 effective upon the election of directors at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of Nominees named in this proxy statement.

The Board recommends a vote “FOR” the election of all 10 Nominees to our Board.

BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES AND EXECUTIVE OFFICERS

Director Changes in 2014 and 2015

Manuel Kadre was named a director in June 2014. Additional information on Mr. Kadre is contained below under “Director Nominees.”

Allan C. Sorensen is not standing for re-election to the Board, but will continue to serve as a director until the Annual Meeting. Mr. Sorensen, former Chairman of the Integration Committee and a member of the Audit Committee, has served as an independent member of our Board since November 1998. We greatly appreciate Mr. Sorensen’s many years of valuable service to our Company.

Republic Services, Inc. 2015 Proxy Statement     5

Proposal 1 – Election of Directors

Director Nominees

Information about each of the Nominees to our Board is set forth below:

Director Name	Position Held	Age	Director Since
Ramon A. Rodriguez	Director and Chairman	69	1999
Tomago Collins	Director	43	2013
James W. Crownover	Director	71	2008
Gen. Ann E. Dunwoody (ret.)	Director	62	2013
William J. Flynn	Director	61	2008
Manuel Kadre	Director	49	2014
Michael Larson	Director	55	2009
W. Lee Nutter	Director	71	2004
Donald W. Slager	Director, President and Chief Executive Officer	53	2010
John M. Trani	Director	70	2008

RAMON A. RODRIGUEZ	Ramon A. Rodriguez was named a director in March 1999. He has served as our independent Chairman of the Board since May 8, 2014. Mr. Rodriguez served as President and Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A., a firm of certified public accountants, from 1981 through 2006 when the firm was acquired by Crowe Horwath LLP. He is a past Chairman of the Florida Board of Accountancy and was also President of the Florida Institute of Certified Public Accountants. Mr. Rodriguez served as a director, chair of the Audit Committee and member of the Nominating and Corporate Governance Committee of Alico, Inc., a company involved in the agriculture business, from June 2009 through February 2015. He served on the board of Swisher Hygiene, Inc., as Chairman of its Audit Committee and as a member of its Compensation Committee, from November 2010 through January 2011. In 1975 Mr. Rodriguez was a founder and Treasurer of DME Corporation, a company involved in aerospace and defense that was sold in 2009. He also serves as a director of PBS and as a member of its Audit and Finance Committees and Investment Subcommittee.

COMMITTEES: None; Chairman of the Board DIRECTOR SINCE 1999 AGE: 69
Mr. Rodriguez is an experienced financial leader with the skills necessary to serve as a director and as Chairman of the Board. In his 38-year career in public accounting, Mr. Rodriguez developed vast accounting and financial experience and particular insight regarding the external and internal audit functions for a multitude of companies. He combines this expertise with experience as a public company director, Audit Committee chairman, member of the Nominating and Corporate Governance Committee and former board Chairman at Alico. Mr. Rodriguez also provides substantial management experience gained from his years as an executive of DME Corporation and as Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A.

6     Republic Services, Inc. 2015 Proxy Statement

Proposal 1 – Election of Directors

TOMAGO COLLINS

Tomago Collins was named a director in August 2013. He currently serves as a senior executive at Kroenke Sports & Entertainment (“Kroenke”), which he joined in 2003, and has helped lead the company in numerous areas of growth in the last decade, playing an integral role in launching Altitude Sports & Entertainment, a regional sports network viewed by millions of people throughout the Rocky Mountains. Mr. Collins serves as the strategic communications and public affairs executive for all Kroenke-owned sports, entertainment, real estate, ranch and vineyard products, including Arsenal Football Club, the St. Louis Rams, Denver Nuggets, Altitude, the Outdoor Channel, World Fishing Network and the Pepsi Center. He also works closely with senior management of Kroenke on business development, mergers and acquisitions, and strategic planning. Before joining Kroenke, Mr. Collins was a journalist at The (Louisville) Courier-Journal and CNN International. Mr. Collins currently serves as a director of AutoNation, Inc.

Mr. Collins brings a significant background of business development, strategic planning and public affairs experience to our Board. In addition to his diverse work at Kroenke, he currently serves on the Boards of Directors of the Playing for Change, Colorado Make a Wish, Global Down Syndrome and Colorado I Have a Dream Foundations.

COMMITTEES: Compensation and Governance Committees DIRECTOR SINCE 2013 AGE: 43

JAMES W. CROWNOVER

James W. Crownover was named a director in December 2008 and served as our independent Chairman of the Board from May 12, 2011 through May 8, 2014. He served as a director of Allied from December 2002 until December 2008. Mr. Crownover completed a 30-year career with McKinsey & Company (“McKinsey”) when he retired in 1998. He led McKinsey’s Southwest practice for many years, and also co-headed the firm’s worldwide energy practice. In addition, he served as a member of McKinsey’s board of directors. Mr. Crownover also currently serves as a director of Chemtura Corporation (“Chemtura”), Weingarten Realty Investors (“Weingarten”), and FTI Consulting, Inc. (“FTI”). In the past, he served on the boards of Unocal Corporation from 1998 to 2003 and Great Lakes Chemical Company from 2000 to 2006. Mr. Crownover recently left the Board of Trustees of Rice University after serving 15 years on the board and 8 years as chairman. He also serves as a director of the M.D. Anderson Foundation Board of Directors.

Mr. Crownover brings a wealth of management experience and business understanding to our Board. His 30 years in the management consulting industry have given him front-line exposure to many of the issues facing public companies, particularly on the strategic, operational and financial fronts. At Weingarten, he serves as chair of the Governance Committee and is a member of the Compensation Committee. At FTI, he serves as chair of the Compensation Committee and is a member of the Governance Committee. At Chemtura, he chairs the Environmental Safety Committee and is a member of the Compensation and Governance Committee. We believe his experience on the boards of directors and board committees of several major public companies, as well as his service as a director of McKinsey and his leadership of its Southwest practice and his co-heading of its worldwide energy practice, give him an abundance of relevant experience to serve as a director.

COMMITTEES: Audit (Chair) and Corporate Responsibility Committees DIRECTOR SINCE 2008 AGE: 71

Republic Services, Inc. 2015 Proxy Statement     7

Proposal 1 – Election of Directors

GEN. ANN E. DUNWOODY (RET.)	Gen. Ann E. Dunwoody (ret.) was named a director in August 2013. She retired as a four-star Army General in October 2012 after 37 years of historic and distinguished service. For the last four years of her service, she led the largest global logistics command in the Army, comprised of 69,000 military and civilian personnel located in 50 states and more than 140 countries. Gen. Dunwoody was responsible for the Army’s research and development, installation and contingency contracting, security assistance, supply chain management, and maintenance functions, supporting all Army depots, manufacturing sites, and ammunition plants. She managed a budget of $60 billion and was responsible for oversight of approximately $70 billion in service contracts. Gen. Dunwoody was the first woman in United States military history to achieve a four-star officer rank.

COMMITTEES: Audit and Corporate Responsibility Committees DIRECTOR SINCE 2013 AGE: 62
Gen. Dunwoody’s budget oversight, operations, strategic, supply chain and logistics experience give her a deep appreciation and significant understanding of the challenges and issues facing a company such as ours. In addition to her distinguished military career, Gen. Dunwoody is president of First 2 Four LLC, a leadership mentoring and strategic advisory services company that offers visionary insights for managing large organizations to posture them for the future. She serves on the Boards of Directors of L-3 Communications and Logistics Management Institute, and is a member of the United States Army’s Council of Trustees.

WILLIAM J. FLYNN

William J. Flynn was named a director in December 2008. He served as a director of Allied from February 2007 until December 2008. Mr. Flynn is the President and Chief Executive Officer of Atlas Air Worldwide Holdings, Inc. (“Atlas”). Prior to joining Atlas in 2006, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation (“GeoLogistics”) from 2002 until its sale in 2005. He was a Senior Vice President with CSX Corporation from 2000 to 2002 and held various positions of increasing responsibility with Sea-Land Service Inc. from 1977 to 1999. Mr. Flynn served as a director of Horizon Lines, Inc. from 2006 to 2012. He also currently serves as a director of Atlas and as a director of the Airlines for America Association. Mr. Flynn has been named a 2014 Financial Times Outstanding Director.

Mr. Flynn is well-positioned to serve as a director. With his years of experience as Chief Executive Officer of Atlas and GeoLogistics, Mr. Flynn brings to the Board proven leadership and managerial experience at the most senior level and, with that, a keen appreciation of the financial, operational, compensation and other issues faced by public and private companies. His 38-year career in international supply chain management and freight transportation also gives him particular awareness of issues faced by companies like Republic. Mr. Flynn also has experience as both an inside and independent director, giving him a unique perspective that he brings to his service on our Board.

COMMITTEES: Compensation (Chair) and Governance Committees DIRECTOR SINCE 2008 AGE: 61

8     Republic Services, Inc. 2015 Proxy Statement

Proposal 1 – Election of Directors

MANUEL KADRE

Manuel Kadre was named a director in June 2014. Mr. Kadre has been the Chief Executive Officer of Gold Coast Caribbean Importers, LLC, an importer of well-known beverage products in markets throughout the Caribbean, since July 2005, and Chief Executive Officer of MBB Auto, LLC, owning assets in the luxury automobile market, since December 2012. Since May 2007, he has served as a director of Mednax, Inc., one of the nation’s leading providers of neonatal, maternal-fetal and pediatric physician and anesthesia services, and was designated Lead Independent Director in March 2014. From 1995 until July 2009, Mr. Kadre served in various roles, including President, Vice President, General Counsel and Secretary of CCI Companies, Inc., which distributes beverage products in markets throughout the Caribbean. An active leader in the community, Mr. Kadre serves on the Board of Trustees of the University of Miami and the Board of Governors for the University of Miami Hospital.

Mr. Kadre has extensive knowledge of running successful businesses that are focused on positioning well-known brands in highly regulated markets. His experience in acquiring and managing businesses, including those in regulated industries and in government relations, as well as his financial experience, make him a valued member of our Board.

COMMITTEES: Audit and Corporate Responsibility Committees DIRECTOR SINCE 2014 AGE: 49

MICHAEL LARSON

Michael Larson was named a director in October 2009. He is the chief investment officer to William H. Gates III and is responsible for Mr. Gates’ non-Microsoft investments as well as the investments of the Bill & Melinda Gates Foundation Trust. Prior to working for Mr. Gates, Mr. Larson was with Harris Investment Management, Putnam Management Company and ARCO. He currently serves on the board of directors and the Finance and Compensation Committees of AutoNation, Inc., the board of directors and the Finance and Safety, Health and Environment Committees of Ecolab, Inc., and the board of directors of Fomento Mexicano Economica, S.A.B.de C.V. In addition, Mr. Larson is Chairman of the Board of Trustees for two funds within the Western Asset Management Fund Complex and sits on their respective Audit Committees and Governance and Nominating Committees. He served as a director of Pan American Silver Corp. from November 1999 through December 2010, and as a director of Grupo Televisa, S.A.B. from April 2009 through December 2014.

Mr. Larson has 34 years of investment experience, giving him a broad understanding of the capital markets, business cycles, capital investment and allocation, and an appreciation of the interests of long-term shareholders. His service on our Board offers the perspective of our largest shareholder, Mr. Gates’ Cascade Investment, L.L.C.

COMMITTEES: Governance (Chair) and Compensation Committees DIRECTOR SINCE 2009 AGE: 55

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Proposal 1 – Election of Directors

W. LEE NUTTER

W. Lee Nutter was named a director in February 2004, and served as our Presiding Director from October 2006 through January 1, 2011, when we eliminated the Presiding Director role following our decision to separate the roles of Chairman of the Board and Chief Executive Officer. Prior to his retirement from that company in 2007, Mr. Nutter was Chairman, President and Chief Executive Officer of Rayonier, Inc., a leading international forest products company primarily engaged in activities associated with timberland management, the sale and entitlement of real estate, and the production and sale of high value specialty cellulose fibers. He also served as a director of Rayonier, Inc. from 1996 to 2007 and of the North Florida Regional Board of SunTrust from 2004 to 2009. Mr. Nutter continues to serve as a director of NiSource Inc. and as a non-executive Chairman of J.M. Huber Corporation. He is a member of the University of Washington Foster School of Business Advisory Board.

Mr. Nutter was with Rayonier, Inc. for over 40 years, ultimately as its Chairman, President and Chief Executive Officer. His experience has provided him a thorough knowledge and understanding of the financial, operational, compensation and other issues faced by large public companies. Based on his experience and expertise in the global forest products industry with its focus on environmental compliance objectives similar to Republic’s, we believe Mr. Nutter also brings a unique and valuable perspective to our Board’s consideration of environmental compliance. Mr. Nutter’s appreciation of the role of directors through his experience as both an inside and independent director of other companies positions him well to serve as a director.

COMMITTEES: Corporate Responsibility (Chair) and Audit Committees DIRECTOR SINCE 2004 AGE: 71

DONALD W. SLAGER

Donald W. Slager was named a director in June 2010. Mr. Slager became our President and Chief Executive Officer on January 1, 2011, after having served as our President and Chief Operating Officer from December 2008 until he became our President and Chief Executive Officer. While with Allied, Mr. Slager served as President and Chief Operating Officer from January 2005 through December 2008 and as Executive Vice President and Chief Operating Officer from June 2003 through December 2004. He was Senior Vice President Operations from December 2001 to June 2003. Previously, Mr. Slager served as Vice President — Operations from February 1998 to December 2001, as Assistant Vice President — Operations from June 1997 to February 1998, and as Regional Vice President of the Western Region from June 1996 to June 1997. He also served as District Manager for the Chicago Metro District from 1992 to 1996. Before Allied’s acquisition of National Waste Services in 1992, Mr. Slager served at National Waste Services as General Manager from 1990 to 1992 and in other management positions with that company beginning in 1985. He also serves on the board of directors of UTi Worldwide, Inc., as Chairman of its Nominating and Corporate Governance Committee, and as a member of its Compensation Committee.

Mr. Slager brings to our Board more than 34 years of experience in the solid waste and recycling industry, including 29 years with Republic or Allied. He served as Chief Operating Officer of Republic or Allied from 2003 through 2010, prior to becoming our Chief Executive Officer beginning in 2011. Mr. Slager’s proven track record as a leader with extensive experience in the industry positions him well to serve as a director and as our President and Chief Executive Officer.

COMMITTEES: None; President and Chief Executive Officer DIRECTOR SINCE 2010 AGE: 53

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Proposal 1 – Election of Directors

JOHN M. TRANI

John M. Trani was named a director in December 2008. He served as a director of Allied from February 2007 until December 2008. Mr. Trani was Chairman of Accretive Commerce (formerly New Roads) from February 2004 until it was acquired in September 2007. Prior to that, he was Chairman and Chief Executive Officer of Stanley Works from 1997 until his retirement in 2003. Prior to joining Stanley Works, Mr. Trani served in various positions of increasing responsibility with General Electric Company (“GE”) from 1978 to 1996. He was a Senior Vice President of GE and President and Chief Executive Officer of its Medical Systems Group from 1986 to 1996. Mr. Trani also serves as an Executive Director of Tidewater Holdings and General Operating Partner of Stonepeak Infrastructure Partners.

Mr. Trani’s extensive business experience in senior operational roles at both Stanley Works and GE make him a significant contributor to our Board. As Chairman and Chief Executive Officer of Stanley Works, Mr. Trani gained a keen awareness of the financial, compensation, accounting and other issues that face a large public company. His service as both an inside and independent director further position him well to serve on our Board.

COMMITTEES: Compensation and Governance Committees DIRECTOR SINCE 2008 AGE: 70

For biographical information on our non-director executive officers, see the section under the heading “Executive Officers.”

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Corporate Governance

We operate within a comprehensive plan of corporate governance that defines responsibilities, sets high standards of professional and personal conduct, and assures compliance with these responsibilities and standards. We continuously monitor developments and best practices in corporate governance and enhance our plan as warranted. Following are some of the highlights of our best practices corporate governance program.

Board Independence and Board Leadership Structure. All members of our Board other than our Chief Executive Officer (“CEO”), and all members of our Board committees, are “independent directors” according to independence standards established by the NYSE. Further, we have separated the Chairman of the Board and CEO roles and we have a non-executive, independent Chairman of the Board. See “Director Independence” and “Board Leadership Structure and Role in Risk Oversight” below.

Non-Staggered Board Elected Annually by Majority Vote. Our directors are elected annually by a majority vote of our shareholders in uncontested elections.

Board Oversight of Risk. Our governance structure delineates management’s and the Board’s responsibilities for risk management activities. Our Board, assisted primarily by the Audit Committee and, beginning with 2015, the newly-formed Sustainability and Corporate Responsibility Committee (the “Corporate Responsibility Committee”), oversees our management and handling of risk. In addition, our Management Development and Compensation Committee (the “Compensation Committee”) oversees our compensation policies and practices so they do not encourage unnecessary or excessive risk-taking by our employees. Each of these committees regularly receives risk management updates on the risk-related matters within its responsibilities and reports on these updates to our Board. See “Board Leadership Structure and Role in Risk Oversight” in this section below and “Executive Compensation — Compensation Program as It Relates to Risk Management.”

Corporate Governance Guidelines. We have adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility.

Code of Business Conduct and Ethics (“Code of Ethics”). We have adopted a Code of Ethics that requires compliance with all applicable laws and outlines the general standards of business conduct that all of our employees, officers and directors must follow. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics that applies to our CEO, Chief Financial Officer (“CFO”), Controller or Chief Accounting Officer, we will disclose the nature of such amendment or waiver in a report on Form 8-K.

Stock Ownership Guidelines and Anti-Hedging and Anti-Pledging Policies. To align the interests of the Board and senior management with the interests of our other shareholders, and to demonstrate to the investing public and our employees the Board’s and senior management’s commitment to Republic, we require our directors and senior management to own a significant amount of our securities and we have strict anti-hedging and anti-pledging policies. See “Security Ownership of the Board of Directors and Management — Security Ownership Guidelines and Anti-Hedging and Anti-Pledging Policies.”

Compensation Recoupment (Clawback) Policy. To encourage sound financial reporting and increase individual accountability, we have adopted a Clawback Policy that allows us to recover from our Section 16 officers certain performance-based compensation in the event of certain accounting restatements. See “Compensation Discussion and Analysis — Components of Executive Compensation — Other Compensation Policies — Compensation Recoupment (Clawback) Policy.”

Personal Loans to Executive Officers and Directors. We comply with legislation prohibiting extensions of credit in the form of personal loans to or for our directors or executive officers.

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Political Contributions Policy. To further our responsibility as a good corporate citizen to participate in the political process in a lawful, prudent and ethical manner, we have adopted a Political Contributions Policy and related procedures intended to ensure that our employees and other representatives participate in the political process in compliance with all applicable laws and regulations governing corporate political contributions and regulating corporate participation in public and governmental affairs.

Additional Information Regarding Corporate Governance. You may obtain, free of charge, the current charters for the Audit, Compensation, Governance and Corporate Responsibility Committees, our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Code of Ethics and Political Contributions Policy by written request to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. These documents are also available at www.republicservices.com/corporate/investorrelations/investor-relations.aspx.

Safety, Environmental and Social Commitments

Republic has made, and continues to make, significant investments in high-impact areas of our business to provide meaningful improvements in safety, environmental and social conditions, and we publicly report on our efforts in these areas.

Safety. Republic is dedicated to the safety of our employees, customers and the communities we serve. Due to the nature of our industry, we prioritize safety above all else and we recognize and reward employees for outstanding safety records. Over the past 7 years, our safety performance (based on OSHA recordable rates) has been 42% better than the industry average. Our Think, Choose, Live slogan encapsulates our everyday safety messaging to our employees to: Think about what you are doing, Choose the safe answer, and Live to go home to your family. With the phrase printed on numerous items, including hard hats and equipment our employees touch, there are constant reminders for employees to go home in the same condition that they came to work. Our goal is to ensure every one of our employees returns home safely each night.

We are proud of our two safety incentive programs: Dedicated to Safety and Dedicated to Excellence. For Dedicated to Safety, employees must meet all safety requirements for the year, including no preventable accidents and no safety warnings. For Dedicated to Excellence, employees must earn the Dedicated to Safety Award and meet additional criteria for customer service, attendance and other performance metrics. During 2014, approximately 12,000 of our employees earned the Dedicated to Safety Award and almost 6,000 earned the Dedicated to Excellence recognition. Further, our industry-leading safety program, Focus 6, provides employees with tips and techniques to prevent the 6 most common types of serious accidents: backing, intersections, push-pull-lift, rear collisions, rollover, and pedestrian.

We take pride in recognizing employees who demonstrate a relentless commitment to safety. Employees with the best driving records are eligible for the industry’s most prestigious award, National Waste & Recycling Association’s Driver of the Year. Since 2009, Republic drivers have won Driver of the Year for the large truck category 10 out of 12 times. In 2014, Republic swept the category with all three winners: Large Residential, Large Industrial and Large Commercial.

Environmental. In 2014 we participated in the Carbon Disclosure Project (“CDP”) S&P 500 Climate Change Report. The report represents the progress companies achieve in reducing emissions, responding to climate-related risks and opportunities, and mobilizing influence to manage climate change. For our first year, which creates a baseline for future submissions, we earned a disclosure score of 93 out of 100, which reflects our strong commitment to transparency, thoroughness and responsibility, and a C band in performance, which we see as a strong starting point for a first-year responder. We also recently released a Sustainability Report, which modeled the CDP protocol. Our Sustainability Report, which is available on our website at www.republicservices.com/our-company/environmental-responsibility, reflects our work in Republic’s five pillars of sustainability: Operations, Materials Management, Communities, Safety and People.

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Board of Directors and Corporate Governance Matters

With approximately 16,000 trucks on the road, Republic operates the 8th largest vocational fleet in the country. Approximately 2,200 of our vehicles are powered by compressed natural gas (“CNG”) at our 36 natural gas fueling stations nationwide. Roughly 35% of the vehicles we bought in 2014 are powered by this domestic fuel source. We believe using CNG vehicles provides us a competitive advantage while reducing the amount of fuel required for our operations, improving air emissions, and significantly reducing vehicle noise profiles. Our CNG fleet has carbon emission reduction benefits equal to removing nearly 13,000 taxis from the roads.

Republic has 60 recycling centers across the nation. We collected nearly 5 million tons of recyclable materials in 2014, enabling discarded items to be regenerated into newspaper, cardboard, glass and plastic bottles, tissue, paper towels, and metal cans. Recycling this quantity of material saves 15 million tons of carbon dioxide equivalent (CO2e), which is nearly as much as our entire carbon footprint.

Republic is equally committed to harnessing landfill gas, the natural byproduct of decomposing waste, and converting it into energy. We operate 72 landfill gas and renewable energy projects across the country. Annually, these projects generate enough electricity to power approximately 400,000 households, meeting the needs of a community the size of Austin, Texas. In addition, the carbon emission reductions benefit from our current landfill gas and renewable energy projects is equal to removing more than 4 million cars from the roads.

Social. We believe there is no better way to protect our planet than to recruit and hire the heroes who have protected our country. We actively recruit and hire veterans – those transitioning from military life as well as those long discharged from active duty. We value the skills, experience and operational excellence they bring to our organization, as well as their commitment to a better tomorrow. Historically, we’ve had great success hiring veterans. In 2012, for example, 33% of general managers, 20% of operations managers, and 38% of maintenance managers that we hired self-identified as having served in the U.S. Coast Guard, Army, Navy, Marines or Air Force.

Board of Directors and Board Committees

The Board oversees the development of our business strategy, establishes our overall policies and standards, and reviews management’s performance in executing our business strategy and implementing our policies and standards. We keep directors informed of our operations at meetings and through reports and analyses presented to the Board and its committees. Significant communications between the directors and management also occur apart from Board and committee meetings.

Our directors will continue to attend seminars and continuing education programs relating to corporate governance, audit and compensation matters. In addition, site visits and external and in-house presentations are scheduled as part of the directors’ continuing education.

Each year, an independent, third-party governance expert oversees Board and committee self-assessments that include written evaluation forms and interviews with each director to obtain his or her assessment of the effectiveness of the Board and committees.

The Board held 6 meetings and took 5 actions by unanimous written consent during 2014. Each incumbent director attended at least 75% of the total number of Board meetings and the total number of meetings of all Board committees on which he or she served held during his or her term of service. The non-employee directors met regularly in executive sessions during 2014.

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the Corporate Responsibility Committee. In February 2015, the Board dissolved the Integration Committee, which was put in place at the time of the Republic merger with Allied Waste Industries, Inc. (“Allied”) in December 2008, due to the successful completion of the companies’ integration

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Board of Directors and Corporate Governance Matters

and a decision to move the ongoing review of strategic initiatives to the full Board level. The Board replaced the Integration Committee with the Corporate Responsibility Committee. Committee member appointments are evaluated annually. Each committee operates under a written charter adopted by the Board and reviews its charter at least annually. Additional information regarding each of the current standing committees and their composition appears in the table below.

*Mr.	Sorensen is not standing for re-election at the Annual Meeting.

Audit Committee

The 5 members of the Audit Committee meet the independence, education and experience requirements of the NYSE’s listing standards and the SEC’s rules and regulations. Further, our Board has determined that each of Messrs. Kadre, Nutter and Sorensen qualifies as an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

The Audit Committee assists the Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independence and performance of our internal and external auditors. It also has the ultimate authority and responsibility to select, evaluate, and terminate and replace our independent registered public accounting firm. The Audit Committee held 4 meetings, took 1 action by unanimous written consent and met regularly in executive sessions during 2014. The Audit Committee Report is on page 23.

Compensation Committee

The 4 members of the Compensation Committee are independent as that term is defined under the NYSE’s listing standards. The Compensation Committee held 7 meetings, took 5 actions by unanimous written consent and met regularly in executive sessions during 2014.

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Board of Directors and Corporate Governance Matters

Pursuant to its charter, the Compensation Committee:

•	establishes and regularly reviews our compensation and benefits philosophy and programs in a manner consistent with corporate financial goals and objectives;

•	exercises authority with respect to determining the salaries and incentive compensation payable to executive officers, including annual and long-term incentive compensation under our shareholder-approved pay-for-performance program;

•	administers our shareholder-approved stock incentive plan;

•	evaluates our CEO’s performance and sets his compensation, and, in conjunction with this process, reviews the management succession plan overseen by the Governance Committee;

•	periodically reviews our talent acquisition and management development processes to support Republic in maintaining a strong and diverse portfolio of talent to further our business strategy; and

•	approves the Compensation Committee Report on Executive Compensation found on page 53.

During 2014, the Compensation Committee also oversaw the completion of an annual assessment of any risks that may be associated with our compensation policies and practices, with particular attention paid to the incentive programs across Republic. The Compensation Committee determined that our compensation programs are designed and administered with the appropriate balance of risk and pay-for-performance reward in relation to our business and strategic objectives, that they do not encourage employees or senior officers to take unnecessary risk, and that the risks, if any, resulting from our compensation programs are not likely to have a material adverse impact on Republic. See the “Annual Risk Assessment” section on page 52.

The Compensation Committee also determines the breadth and scope of the external compensation consultant’s services and may engage the compensation consultant of its choice and terminate the engagement at any time. Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) to assist with its review of our senior executives’ compensation and benefits and with other compensation issues. The Compensation Committee retains Pearl Meyer directly, supervises all work done by Pearl Meyer and reviews and approves all work invoices. Our compensation staff works with Pearl Meyer to provide data on our compensation programs and our executive officers’ compensation. Our Governance Committee also retains Pearl Meyer on occasion to conduct market analyses on director compensation and related matters. Other than as described above, Pearl Meyer did not perform any other services for us. Pearl Meyer is considered independent and free from conflict under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and associated SEC and NYSE standards. In addition to Pearl Meyer, the Compensation Committee may retain any other advisors it deems necessary or advisable to discharge its duties.

Governance Committee

The 4 members of the Governance Committee are independent as that term is defined under the NYSE’s listing standards.

The Governance Committee identifies director candidates that it recommends to our Board for selection as the director nominees for the next annual meeting or to fill vacancies. It also identifies candidates that it recommends to our Board for selection as the Chairman of the Board. The Governance Committee also is responsible for developing and recommending our corporate governance principles and reviewing and providing oversight of the effectiveness of our governance practices. The Governance Committee also oversees the annual evaluation of the Board and its committees, discharges the Board’s responsibilities related to the compensation of non-employee directors, and monitors the talent management and succession planning program. The Governance Committee will consider nominations for the Board from shareholders that are entitled to vote for the election of directors, as described under “Shareholder Director Recommendation Policy” below. The Governance Committee held 5 meetings and met regularly in executive sessions during 2014.

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Corporate Responsibility Committee

The 5 members of the Corporate Responsibility Committee are independent as that term is defined under the NYSE’s listing standards.

The Corporate Responsibility Committee assists the Board in fulfilling its oversight responsibility and acts in an advisory capacity to management with respect to significant issues, strategic goals, objectives, policies and practices that pertain to: (1) Republic’s sustainability performance; (2) Republic’s corporate responsibilities that are of significance to the company and its role as a socially responsible organization; and (3) enterprise and other risks, including cyber security, environmental and reputational risks, facing the company and the practices by which these risks are managed and mitigated. The Corporate Responsibility Committee held no meetings during 2014 as it was formed in February 2015. The Integration Committee, which was dissolved in February 2015, held 4 meetings during 2014.

Director Nomination Procedures and Diversity Relating to Board Candidacy

The Governance Committee is responsible for soliciting recommendations for candidates for the Board, compiling and reviewing background information for such candidates, and making recommendations to the Board with respect to such candidates. In evaluating candidates, the Governance Committee considers, among other things, candidates who are independent, if required, possess personal and professional integrity, have sound business judgment, have relevant business and industry experience, education and skills, and would be effective as directors in collectively serving the long-term interests of our shareholders in light of the needs and challenges then facing the Board.

With respect to diversity relating to Board candidacy, our Corporate Governance Guidelines state that directors shall be selected in the context of assessing the Board’s needs at the time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. The Corporate Governance Guidelines further state that Republic and the Board are committed to a policy of Board inclusiveness. To assist in promoting such diversity, the Board shall, to the extent consistent with applicable legal requirements and its fiduciary duties, take reasonable steps to ensure that new Board nominees are drawn from a pool that includes diverse candidates, including women and minorities. The Board and the Governance Committee will continue to assess the need to expand the breadth of experience, expertise and viewpoints represented collectively by our directors and continue to seek top-quality candidates to fill any identified gaps.

Mr. Slager is nominated for election to our Board at each annual meeting of shareholders pursuant to the terms of his employment agreement.

Shareholder Director Recommendation Policy

The Governance Committee will consider director candidates recommended by our shareholders. In accordance with our bylaws, a shareholder wanting to propose a nominee to serve as a director before a meeting of shareholders must give timely written notice. This notice requirement will be deemed satisfied if in compliance with our bylaws, and must include:

•	as to each person whom such shareholder proposes to nominate for election or re-election as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under the Securities Exchange Act of 1934 (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) a description of all direct and indirect compensation and other material monetary arrangements during the past three years and any other material relationships between such shareholder, beneficial owner and their respective affiliates and associates, on the one hand, and each proposed nominee and his respective affiliates and associates, on the other hand; and (3) a completed and signed questionnaire, representation and agreement required by Section 2.13 of our bylaws; and

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Board of Directors and Corporate Governance Matters

•	as to such shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made: (1) the name and address, as they appear on our books, of such shareholder and beneficial owner; (2) (a) the class and number of shares of our stock that are owned beneficially and of record by such shareholder and beneficial owner; (b) any instrument derived in whole or part from the value of any class or series of shares of our stock beneficially owned by such shareholder; (c) any proxy, understanding or relationship pursuant to which such shareholder has a right to vote any shares of any of our securities; (d) any short interest in any of our securities; (e) any rights to dividends on our shares beneficially owned by such shareholder that are separated or separable from the underlying shares; (f) any proportionate interest in our shares or derivative instruments held directly or indirectly by a general or limited partnership in which such shareholder is a general partner or beneficially owns an interest in a general partner; and (g) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to, based on any increase or decrease in the value of our shares or derivative instruments, including interests held by members of the shareholder’s immediate family; and (3) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors under the Exchange Act.

The Governance Committee determines the eligibility of a proposed nominee to serve as a director, and may require additional information to determine such eligibility. Director candidates proposed by shareholders are evaluated on the same basis as all other director candidates. The Governance Committee may, in its discretion, interview any director candidate proposed by a shareholder.

Shareholders wishing to recommend director candidates for consideration by the Governance Committee may do so by sending the required information described above in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. To consider a candidate for nomination at the 2016 annual meeting of shareholders, we must receive the shareholder’s written notice not later than 90 days and not earlier than 120 days prior to the anniversary date of this year’s Annual Meeting. Refer to our bylaws for additional information and notice requirements.

Director Independence

Our common stock is listed on the NYSE, which requires that a majority of our Board be “independent directors” according to the NYSE’s independence standards. The Governance Committee considers the “per se” disqualifications from director independence under NYSE rules when assessing the independence of a current director or a nominee for director. In addition, our Board has adopted categorical standards that provide that certain relationships are not material relationships that would cause a director to be deemed not independent.

The Board undertook a review of director independence and considered relationships between each of the directors and their immediate family members and Republic and its subsidiaries, both in the aggregate and individually. Mr. Slager is not an “independent director” under the NYSE listing standards because he is an employee of Republic and is nominated for election to our Board at each annual meeting of shareholders pursuant to his employment agreement. The Board determined that the 10 remaining directors meet the NYSE standards for independence and the categorical standards adopted by our Board, and have no material relationships with us that impaired their independence. They therefore are “independent directors” under the NYSE listing standards. In making its determination, the Board considered, in the case of Mr. Larson, his status as business manager of Cascade Investment, L.L.C., our largest shareholder.

Following is a list of our independent directors as of the date of this proxy statement:

Ramon A. Rodriguez (Chairman)	William J. Flynn	Allan C. Sorensen
Tomago Collins	Manuel Kadre	John M. Trani
James W. Crownover	Michael Larson
Ann E. Dunwoody	W. Lee Nutter

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Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. We have a non-executive Chairman of the Board and a separate CEO.

The Board believes that having a non-executive, independent director serving as the Chairman of the Board is in the best interests of Republic and its shareholders because it strengthens the Board’s independence and allows the CEO to focus his talents and attention on managing our business. The Chairman of the Board also is a valuable bridge between the Board and management. The Chairman’s role is to provide leadership to the Board, and the Chairman’s responsibilities include:

•	setting the agenda and procedures for Board meetings in collaboration with the CEO;

•	presiding over all Board meetings;

•	supervising the circulation of information to the directors;

•	after consulting with the CEO and other directors, providing input to the Governance Committee regarding revisions to our Corporate Governance Guidelines and the appointment of chairs and members of the Board’s committees;

•	coordinating periodic review of senior management’s strategic plan;

•	consulting with committee chairs about the retention of advisors and experts; and

•	performing such other duties and services as the Board may require.

The Chairman also has the authority to request access to any of our employees at any time.

Our Board has four standing committees — Audit, Compensation, Governance and Corporate Responsibility. Each committee consists solely of independent directors and has its own chairman who is responsible for directing the committee’s work in fulfilling its responsibilities.

In short, 10 of our 11 current directors are independent, we have effective and active oversight by experienced independent directors, we have a non-executive, independent Chairman of the Board, and we have independent committee chairs and members. Our system provides appropriate checks and balances to protect shareholder value.

Board Role in Risk Oversight. We face a variety of risks, including credit and liquidity risk, operational risk, environmental risk, litigation risk, compliance risk and compensation risk. In accordance with NYSE requirements, our Audit Committee charter requires the Audit Committee to, among other things:

•	meet periodically with management and our independent registered public accounting firm to review our major financial risk exposures and the steps management has taken to monitor and control them;

•	discuss guidelines and policies with respect to risk assessment and risk management;

•	advise the Board with respect to our policies and procedures regarding compliance with applicable laws and regulations and with our Code of Conduct;

•	review with our Chief Legal Officer legal matters that may have a material impact on our financial statements, our compliance policies, and any material reports or inquiries received from regulators or governmental agencies; and

•	at least annually, and otherwise as necessary, provide new and existing Audit Committee members an overview of our key financial risks and our legal and regulatory requirements.

Our Audit Committee meets at least quarterly and takes various steps to assist it in fulfilling its risk oversight function. For example, the agenda for each Audit Committee meeting typically includes a report by each of our Chief Legal Officer, our head of Internal Audit and our Chief Accounting Officer. Before each meeting, our Chief Legal Officer provides the Audit Committee a comprehensive written report describing our most significant pending litigation, regulatory and compliance matters.

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Board of Directors and Corporate Governance Matters

Likewise, before each meeting, our head of Internal Audit provides to the Audit Committee a comprehensive written report on internal audit matters, including Sarbanes-Oxley Act testing results and environmental, health and safety findings. At the meeting, the Chief Legal Officer and the Vice President of Internal Audit supplement their advance written reports with oral presentations and respond to questions from the committee members. Further, the chairman of the Audit Committee reviews, discusses with our Vice President of Internal Audit and concurs in a program for field audits whereby each field audit includes a finance review, an operations review and a compliance review. In addition, the Audit Committee also routinely receives a report regarding our AWARE Line activity. The AWARE Line is an integral part of our compliance program and provides a way for our employees to provide information confidentially regarding concerns they may have with respect to compliance with policies or ethical and legal requirements. Our Chief Accounting Officer regularly reports on management’s evaluation of the effectiveness of our disclosure controls and procedures. Finally, our Treasury Department and our Risk Management Department periodically brief the Audit Committee or the Board on our insurance coverage programs and related risks.

Our Board and our other Board committees also are actively involved in risk oversight. For example:

•	our management annually reports to the Board the results of its internal survey and analysis of enterprise risk management;

•	the agendas for our Board meetings include regular reports from our CFO, and from our Treasury Department, regarding the financial, credit and liquidity risks we face, including hedging issues;

•	our management regularly discusses with the Board various operational risks, including pricing risk, customer defection risk, commodity price risk, safety risk, environmental risk, and capital expenditure and fleet risk;

•	our independent registered public accounting firm provides regular reports to the Audit Committee on risk issues, and the Audit Committee then provides regular reports to the Board;

•	the Compensation Committee addresses risks that may be raised by our compensation programs;

•	the Corporate Responsibility Committee addresses enterprise and other risks, including cyber security, environmental and reputational risks, facing the company and the practices by which these risks are managed and mitigated; and

•	the Board and individual Board members engage in periodic discussions with management regarding risks as they deem appropriate.

While the Board and its committees provide risk oversight, management is responsible for the day-to-day risk management processes. We believe our Board’s role is to satisfy itself that:

•	the risk management processes designed and implemented by management are adapted to the overall corporate strategy;

•	those processes are functioning effectively;

•	management communicates material risks to the Board or the Audit Committee; and

•	actions are being taken to foster a culture of compliance and risk-adjusted decision making throughout Republic.

We further believe that the Board and committee leadership structure we have implemented and the division of responsibilities described above constitute the most effective approach to address the risks we face.

Communications with the Board of Directors

Any shareholder or other interested party who wishes to communicate with the Board, a Board committee, the Chairman of the Board or the non-management directors (as a group or individually) may send correspondence to: Attention: Office of the Corporate Secretary, Republic Services, Inc.,18500 North Allied

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Way, Phoenix, Arizona 85054. The Corporate Secretary will compile and submit such correspondence on a periodic basis to the entire Board or, if and as designated in the communication, to the appropriate Board committee, the Chairman of the Board or the non-management directors (as a group or the appropriate individual member). The independent directors have approved this process.

Attendance at Annual Meetings Policy

We do not have a formal policy requiring our directors to attend the Annual Meeting. Mr. Slager attended our 2014 annual meeting of shareholders.

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DIRECTOR COMPENSATION

When establishing and reviewing our directors’ compensation, we consider the level of work and involvement the directors have with our business. We also consider compensation paid to directors in the marketplace generally and at our peer group companies (the “Peer Group”).

We compensate our directors as follows:

•	we pay each non-employee director an annual retainer of $80,000, plus an additional $150,000 in the case of our Chairman of the Board;

•	we pay each committee chair an annual retainer of $20,000; and

•	we annually grant each non-employee director 7,500 restricted stock units (“RSUs”) that are vested upon grant. RSUs granted before 2012 will be settled upon the director’s termination of service from the Board. Beginning with grants in 2012, the RSUs are settled upon the earlier of the director’s termination of service on the Board or three years after they are granted, unless they are deferred into our Deferred Compensation Plan (“DCP”).

Cash retainers are prorated if a director serves less than a full year in the applicable position. The annual grant of RSUs to a newly appointed, non-employee director is prorated to the number of days remaining in the year.

RSUs are settled through the issuance of shares of our common stock. After any quarter in which dividends are distributed to shareholders, the non-employee directors receive additional RSUs with a value equal to the value of dividends they would have received had they owned the shares of stock underlying the RSUs on the dividend record date. The determination of the number of additional RSUs to be received by directors due to the declaration of dividends is based on the closing price of our stock on the dividend payment date.

All compensation paid by us during 2014 to our non-employee directors is detailed below. Mr. Slager’s compensation is reflected in the executive compensation tables contained in this proxy statement, and he received no additional compensation from us for his duties as a director.

Director Compensation in 2014

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Ramon A. Rodriguez (Chairman)	184,286	247,200	431,486
Tomago Collins	80,000	247,200	327,200
James W. Crownover	145,714	247,200	392,914
Ann E. Dunwoody	80,000	247,200	327,200
William J. Flynn	100,000	247,200	347,200
Manuel Kadre	41,539	146,638	188,177
Michael Larson	100,000	247,200	347,200
W. Lee Nutter	80,000	247,200	327,200
Allan C. Sorensen	100,000	247,200	347,200
John M. Trani	80,000	247,200	327,200
(1)	Includes annual cash retainers and Board and committee chairmanship retainers. We do not pay meeting fees for Board or committee meetings. Retainers were prorated effective May 2014 to reflect Mr. Rodriguez becoming Chairman of the Board and replacing Mr. Crownover, who became Audit Committee Chairman.

(2)	The amounts shown in this column represent the grant-date fair value of RSUs granted in 2014 calculated in accordance with FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2014 for a discussion of the relevant assumptions used in making such calculations. This does not include the value of additional RSUs received in lieu of dividends. Each non-employee director other than Mr. Kadre received an annual grant of 7,500 RSUs on January 2, 2014 with a grant-date fair value of $32.96 per share, which was the closing price of our stock on the date of grant. Mr. Kadre received a prorated grant of 3,925 RSUs on June 24, 2014 with a grant-date fair value of $37.36 per share, which was the closing price of our stock on the date of grant.

22     Republic Services, Inc. 2015 Proxy Statement

AUDIT COMMITTEE REPORT

The following statement made by the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under either of these acts.

Management is responsible for our internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America and for issuing its opinion on the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on the Board’s behalf.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and our independent registered public accounting firm (Ernst & Young LLP). The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and discussed with them their independence from the company and management. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on the Audit Committee’s review of the matters noted above and its discussions with Ernst & Young LLP and our management, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Submitted by the Audit Committee:

James W. Crownover (Chairman)

Ann E. Dunwoody

Manuel Kadre

W. Lee Nutter

Allan C. Sorensen

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AUDIT AND RELATED FEES

Independent Registered Public Accounting Firm Fee Information

The following table discloses the fees for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2014 and 2013:

	2014	2013
Audit Fees(1)	$2,681,975	$2,436,948
Audit-Related Fees	—	—
Tax Fees(2)	591,896	525,377
All Other Fees	—	—
Total Fees	$3,273,871	$2,962,325
(1)	Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations.

(2)	Tax Fees were for professional services related to general tax consultation, federal and state tax planning, and state and local tax matters.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. In accordance with that policy, the Audit Committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the pre-approved list of services must be separately approved by the Audit Committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically approved by the Audit Committee before the performance of the service. From time to time, the Audit Committee may delegate fee approval authority to the Audit Committee chairman.

At each regularly-scheduled Audit Committee Meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the chairman since the last committee meeting and (2) the projected fees for each service or group of services being provided by our independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Exchange Act during our fiscal year ended December 31, 2014, (2) any Forms 5 and amendments to each form furnished to us with respect to such fiscal year, and (3) any written representations referred to us under subparagraph (b)(1) of Item 405 of Regulation S-K under the Exchange Act, no person who at any time during such fiscal year was a director, Section 16(a) officer or, to our knowledge, a beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during such fiscal year.

24     Republic Services, Inc. 2015 Proxy Statement

SECURITY OWNERSHIP OF FIVE PERCENT SHAREHOLDERS

The following table shows certain information as of March 17, 2015 with respect to the beneficial ownership of common stock by each of our shareholders who we know is a beneficial owner of more than 5% of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent(1)
William H. Gates III	108,802,519	(2)	30.9%
Cascade Investment, L.L.C.
2365 Carillon Point, Kirkland, WA 98033

BlackRock, Inc.	18,646,414	(3)	5.3%
55 East 52nd Street, New York, NY 10022
(1)	Calculated in accordance with Rule 13d-3 under the Exchange Act, based on 352,455,813 shares outstanding at the close of business on March 17, 2015.

(2)	Based on a Schedule 13D/A and Form 4s filed with the SEC by Mr. Gates and Cascade Investment, L.L.C. (“Cascade”) to date, the number of shares beneficially owned by Mr. Gates includes 107,452,519 held by Cascade and 1,350,000 shares held by the Bill & Melinda Gates Foundation Trust (the “Trust”). All shares of our common stock held by Cascade and the Trust may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade and co-Trustee of the Trust. Mr. Gates’ address is One Microsoft Way, Redmond, WA 98052.

(3)	Based on a Schedule 13G filed with the SEC, BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10022, is the beneficial owner of 18,646,414 shares through various of its subsidiaries: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, and BlackRock Life Limited. BlackRock has sole voting power with respect to 16,276,343 shares and sole dispositive power with respect to 18,646,414 shares.

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SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership Guidelines and Anti-Hedging and Anti-Pledging Policies

We require our directors and executive officers, as well as certain other members of senior management, to hold our securities. Our Board believes that their security ownership is important to align their interests with our shareholders’ interests and to demonstrate to the investing public and our employees their commitment to Republic.

Our Corporate Governance Guidelines state the Board’s belief that directors should be shareholders and have a financial stake in Republic. To support that philosophy, we pay our non-employee directors a significant portion of their compensation in the form of RSUs. As discussed above, non-employee directors receive RSUs that either (1) do not distribute until the director’s termination of service on the Board or (2) distribute three years after their grant date. To further demonstrate the Board’s commitment to align itself with our shareholders, in October 2011 the Board established a formal equity ownership guideline for independent directors, with each independent director then serving to hold Republic stock or vested RSUs, or both, having a total value of $1,000,000 by January 3, 2017. Future independent directors have 5 years from the date of the first full annual grant after their date of election to meet this guideline. All of our independent directors who have been on the Board for at least 5 years meet this guideline.

We also maintain stock ownership guidelines for our executive officers and other members of senior management: (1) CEO — five times salary; (2) CFO, COO and Chief Legal Officer — three times salary; (3) other Executive Vice Presidents, Senior Vice Presidents and Region Presidents — two times salary; and (4) Vice Presidents and Area Presidents — one times salary. Each member of senior management has a five-year period from April 1, 2011, or from the time of promotion or hire into a covered position, to meet the applicable guideline, and interim progress is expected. Members of senior management may meet their guideline by holding Republic stock or vested RSUs (or vested Republic stock equivalents in the DCP), or both, having the requisite value.

Our insider trading policy prohibits all directors, officers and employees, and their immediate family members, from engaging in the following transactions relating to Republic securities or derivatives thereof: purchasing or selling puts or calls, short sales, placing standing orders (other than under 10b5-1 plans), engaging in short-term or “in-and-out” trading, and holding Republic securities or derivatives thereof in a margin account or pledging them.

Security Ownership of the Board and Management

The following table shows certain information as of March 17, 2015 with respect to the beneficial ownership of common stock and RSUs by (1) our current directors, (2) each of the executive officers and former executive officers listed in the Summary Compensation Table (who we refer to as “named executive officers” or “NEOs”), and (3) all of our current directors and executive officers as a group. We have adjusted share amounts and percentages shown for each individual in the table to give effect to shares of common stock that are not outstanding but which the individual may acquire upon exercise of options exercisable within 60 days after March 17, 2015. However, we do not deem these shares to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other individual listed on the table.

RSUs are not considered common stock that is beneficially owned for SEC disclosure purposes. We have included RSUs in this table because they are similar to or track our common stock, they represent an investment risk in the performance of our common stock, they are settled through the issuance of shares of our common stock, and they receive dividend equivalents in the form of additional RSUs each time a dividend is paid on our common stock. The Board has considered the use of RSUs as opposed to common stock for

26     Republic Services, Inc. 2015 Proxy Statement

Security Ownership of the Board of Directors and Management

directors and believes that RSUs align the directors as much as stock would to our shareholders’ long-term interests.

	Shares Beneficially Owned(a)
Name of Beneficial Owner	Number(b)		Percent(c)	Restricted Stock Units(d)
Ramon A. Rodriguez	—		—	76,568	*
Tomago Collins	—		—	18,127
James W. Crownover	18,493	(1)		84,838
Ann E. Dunwoody	—			18,127
William J. Flynn	10,738	(2)	—	76,568	*
Manuel Kadre	—		—	11,562
Michael Larson	8,270	(3)	—	53,163
W. Lee Nutter	38,602	(4)	—	76,568	*
Donald W. Slager	1,261,881	(5)	—	186,196
Allan C. Sorensen	8,270	(6)		76,568	*
John M. Trani	10,058	(7)	—	84,838
Jeffrey A. Hughes	4,147	(8)	—	65,424
Robert A. Maruster	—		—	31,346
Michael P. Rissman	183,276	(9)	—	55,829
Charles F. Serianni	55,572	(10)	—	37,453
Glenn A. Culpepper	—	(11)	—	—
All current directors and executive officers as a group (15 persons)	1,599,307	(12)	0.5%	953,175
(a)	Excludes the units in the last column of this table.

(b)	All share numbers have been rounded to the nearest whole share number, and include any restricted shares.

(c)	Calculated in accordance with Rule 13d-3 under the Exchange Act, and based on 352,455,813 shares issued and outstanding at the close of business on March 17, 2015. Each of our directors and executive officers beneficially owns less than 1% of our outstanding common stock.

(d)	The numbers in this column represent outstanding RSUs, both vested and unvested, including RSUs represented as units in the DCP’s Stock Unit Fund. For further discussion of RSUs, refer to “Director Compensation” and “Executive Compensation.” RSUs noted with an asterisk (*) include units held under a family trust or limited liability partnership rather than directly by the beneficial owner.

(1)	The aggregate amount of common stock beneficially owned by Mr. Crownover consists of 18,493 shares owned directly by him.

(2)	The aggregate amount of common stock beneficially owned by Mr. Flynn consists of 8,270 shares owned directly by him and 2,468 shares held indirectly in a living trust.

(3)	The aggregate amount of common stock beneficially owned by Mr. Larson consists of 8,270 shared owned directly by him.

(4)	The aggregate amount of common stock beneficially owned by Mr. Nutter consists of 38,602 shares owned directly by him.

(5)	The aggregate amount of common stock beneficially owned by Mr. Slager consists of 280,787 shares owned directly by him, exercisable options to purchase 980,862 shares and 232 shares owned through our 401(k) Plan.

(6)	The aggregate amount of common stock beneficially owned by Mr. Sorensen consists of 8,270 shares owned directly by him.

(7)	The aggregate amount of common stock beneficially owned by Mr. Trani consists of 10,058 shares owned directly by him.

(8)	The aggregate amount of common stock beneficially owned by Mr. Hughes consists of 4,147 shares owned directly by him.

(9)	The aggregate amount of common stock beneficially owned by Mr. Rissman consists of 32,127 shares owned directly by him, 1,150 shares owned by his spouse, and exercisable options to purchase 149,999 shares.

(10)	The aggregate amount of common stock beneficially owned by Mr. Serianni consists of 9,152 shares owned directly by him, exercisable options to purchase 45,135 shares, and 1,285 shares owned through our Employee Stock Purchase Plan (“ESPP”).

(11)	Based upon information available to Republic.

(12)	The aggregate amount of common stock beneficially owned by all current directors, director nominees and executive officers as a group consists of (a) 418,176 shares owned directly, (b) 2,468 shares indirectly held in a living trust, (c) 1,150 shares indirectly owned by a spouse, (d) exercisable options to purchase 1,175,996 shares, (e) 1,285 shares owned through our ESPP, and (f) 232 shares owned through our 401(k) Plan.

Republic Services, Inc. 2015 Proxy Statement     27

EXECUTIVE OFFICERS

Our executive officers serve at the Board’s pleasure and are subject to annual appointment by the Board. Our current executive officers are as follows:

Name	Age	Position Held
Donald W. Slager	53	President and Chief Executive Officer
Jeffrey A. Hughes	58	Executive Vice President, Chief Administrative Officer
Robert A. Maruster	43	Executive Vice President, Chief Operating Officer
Michael P. Rissman	54	Executive Vice President, Chief Legal Officer and Corporate Secretary
Charles F. Serianni	53	Executive Vice President, Chief Financial Officer

Donald W. Slager. For biographical information about Mr. Slager, see “Election of Directors — Biographical Information Regarding Directors/Nominees and Executive Officers.”

Jeffrey A. Hughes was named Executive Vice President, Chief Administrative Officer (previously called Executive Vice President, Human Resources) in December 2008. Before that, Mr. Hughes served as Senior Vice President, Eastern Region Operations for Allied from 2004 until the Allied acquisition in December 2008. Mr. Hughes served as Assistant Vice President of Operations Support for Allied from 1999 to 2004 and as a District Manager for Allied from 1988 to 1999. Mr. Hughes has over 30 years of experience in the solid waste industry.

Robert A. Maruster was elected Executive Vice President, Chief Operating Officer in June 2014. Mr. Maruster has years of broad-based operational experience in the airline industry. He joined Republic from JetBlue Airways Corporation, where he was its COO/Executive Vice President from 2009 to April 2014. Before that, Mr. Maruster served JetBlue as its Senior Vice President, Customer Service and Vice President, Operational Planning. Before joining JetBlue in 2005, he served for 12 years in various management roles for Delta Air Lines, culminating in his role running the Atlanta Hub as Vice President, Operations and Customer Service.

Michael P. Rissman has served as our Executive Vice President, Chief Legal Officer and Corporate Secretary (previously called Executive Vice President, General Counsel and Corporate Secretary) since August 2009. Previously, Mr. Rissman had served as acting General Counsel and Corporate Secretary from March 2009. Mr. Rissman joined Allied as Vice President and Deputy General Counsel in July 2007 and continued in the same positions at Republic following the Allied acquisition in December 2008. Prior to joining Allied, Mr. Rissman was a partner at Mayer Brown LLP in Chicago, where he worked from 1990 until coming to Allied.

Charles F. Serianni was appointed Executive Vice President, Chief Financial Officer, in August 2014. Mr. Serianni is a seasoned senior executive with 30 years of experience in a variety of progressively more responsible roles. He was named Vice President, Region Controller for the Company’s West Region in July 2013. Before that, Mr. Serianni served as our Assistant Controller starting in June 1998 and progressed to Senior Vice President, Chief Accounting Officer in December 2008. He served as the Accounting Operations Director for Republic Industries, Inc. (AutoNation) from February 1997 to June 1998. Before that, Mr. Serianni served as the Accounting Operations Director for Sunglass Hut International, Inc. from May 1993 to February 1997, and as the Manager, Accounting and Auditing Services for Deloitte & Touche from September 1984 to May 1993.

28     Republic Services, Inc. 2015 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Republic Services, Inc. 2015 Proxy Statement     29

Executive Compensation

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation program for 2014 and the changes the Compensation Committee has implemented for 2015. This CD&A focuses on the compensation of the executives who were Named Executive Officers (“NEOs”) for 2014, who are identified below.

Overview

As discussed in more detail below, highlights of our executive compensation program include:

•	Attract and retain the highest caliber executives by providing competitive compensation opportunities;

•	Pay-for-performance – a majority of both total and long-term compensation is performance-based and our incentive-driven culture delivers greater rewards for superior performance and reduced awards for underperformance;

•	Challenging performance metrics – annual bonus payouts have been 50% or less of target two of the last three years notwithstanding healthy performance (see the discussion on pages 37-38 of this proxy statement for a discussion of why the 2014 annual bonus payouts were 50% of target);

•	Compensation program is aligned with business objectives and strategy – performance metrics based on EPS, cash flow, ROIC, and relative total shareholder return; and

•	Shareholder engagement – we engaged in discussions with shareholders owning approximately 60% of our outstanding shares and implemented several changes for 2015 based on their feedback.

Executive Summary

Named Executive Officers

Our NEOs during 2014 were:

Name	Title
Donald W. Slager	President and Chief Executive Officer (“CEO”)
Jeffrey A. Hughes	Executive Vice President, Chief Administrative Officer
Robert A. Maruster(1)	Executive Vice President, Chief Operating Officer
Michael P. Rissman	Executive Vice President, Chief Legal Officer and Corporate Secretary
Charles F. Serianni(2)	Executive Vice President, Chief Financial Officer
Glenn A. Culpepper(2)	Former Executive Vice President, Chief Financial Officer
(1)	Mr. Maruster joined Republic on June 9, 2014.

(2)	Mr. Serianni, who already was with Republic in another role, was promoted to Executive Vice President, Chief Financial Officer effective August 22, 2014, the date Mr. Culpepper left Republic.

Business Overview

Republic, through its subsidiaries, is the second largest provider of recycling and solid waste services in North America. Our national vertically-integrated operating platform in 41 states and Puerto Rico underpins our ability to service commercial, industrial, municipal and residential customers through 340 collection operations, 198 transfer stations, 189 active solid waste landfills, 60 recycling facilities, 4 E&P landfills, 4 treatment, recovery and disposal facilities, and 12 salt water disposal wells. We also operated 72 landfill gas and renewable energy projects as of December 31, 2014.

Republic’s Business Profile and Strategy

•  Business Profile. Republic provides an essential service in the recycling and solid waste industry. Some of our unique strengths include:

¡    A national operating platform located in 41 states and Puerto Rico;

¡    Strong visibility into future earnings streams with approximately 80% of our revenue secured through multi-year contracts;

Our strategy is designed to generate consistent earnings and cash flow growth, while continually improving ROIC

¡	Ability to expand margins through increasing route density and implementing fleet-based productivity initiatives;

30     Republic Services, Inc. 2015 Proxy Statement

Executive Compensation

¡	A business culture centered around return on invested capital (“ROIC”) and free cash flow (“FCF”); and

¡	Dedication to an efficient cash utilization strategy that includes increasing cash returns to shareholders, with a long-term commitment to investment grade credit ratings.

•	Business Strategy. Our business strategy is designed to create long-term shareholder value, which we accomplish by:

¡	Gaining pricing power through differentiating our service offerings and providing superior customer service;

¡	Profitably growing our business through organic volume growth, as well as through acquisitions and privatization opportunities;

¡	Reducing costs and achieving operational excellence through a disciplined approach known as the Republic Way;

¡	Generating consistent earnings and cash flow growth, while continually improving ROIC; and

¡	Increasing cash returns to shareholders while maintaining a strong capital structure.

Highlights of Company Performance

We drive shareholder value by using our cash flow efficiently. We have delivered consistent, positive returns to our shareholders, and have a long history of increasing cash returns to shareholders through dividends and share repurchases.

We improve our business by focusing on longer-term strategic initiatives, which include:

•	Enhancing revenue quality by focusing on the customer, improving our service delivery and differentiating our service offerings;

•	Profitably growing the business through price and volume growth, acquisitions and public-private partnerships;

•	Cost-effectively participating in the growth in recycling and diversion; and

•	Managing our cost structure through programs designed to increase productivity and operational efficiencies.

We remain committed to improving ROIC, earnings per share (“EPS”) and FCF, which we believe are the drivers of long-term shareholder value.

Republic Services, Inc. 2015 Proxy Statement     31

Executive Compensation

Structural Alignment of Pay and Performance

In 2014, we compensated each NEO using three key forms of compensation:

•	Base salary,

•	Annual bonus (cash incentive) and

•	Long-term incentives (options, long-term cash incentive (“LTIP”) and restricted stock units (“RSUs”)).

The annual and long-term incentives are variable and the amount realized is based on achieving specific performance objectives or on the performance of Republic’s stock.

For 2015, the Compensation Committee decided to more strongly align executive compensation with performance across both the short- and long-term horizons. Taking into account the views of our shareholders – including that a majority told us they do not view options as performance-based – the Compensation Committee refined the balance by moving from a program based on stock options, LTIP and RSUs to a performance share and RSU program as described in the diagram below. The Compensation Committee believes this structure appropriately balances long-term incentive compensation between performance-based and time-based mechanisms, and sets an appropriate balance between cash and equity.

32     Republic Services, Inc. 2015 Proxy Statement

Executive Compensation

Percentages above represent percentages of CEO’s target compensation. Based on shareholder feedback, we now characterize options as time-based rather than performance-based.

Performance Metrics Used and Why We Use Them

Republic has a long history of success and we believe our underlying performance metrics are strongly aligned with shareholder interests and support our business strategy. For many years, our compensation has used an earnings per share measure (“EPS Measure”) and a free cash flow measure (“FCF Measure”) as metrics for short-term incentives, and return on invested capital (“ROIC”) and cash flow value creation (“CFVC”) as metrics for long-term incentives. Our shareholders have told us that these metrics align well with their interests. Beginning in 2015, in response to shareholder feedback, we added relative total shareholder return (“RTSR”) as an additional metric in our long-term performance share program.

Republic Services, Inc. 2015 Proxy Statement     33

Executive Compensation

The following describes the performance metrics applied to both the annual and long-term incentive plans for 2014 and 2015:

•	Annual bonus metrics are designed to encourage profitably growing the business, and are widely accepted by the investment community as two important ways to measure a company’s worth. They are:

¡	EPS Measure (50%):

¡	Focused on growth drivers that management can control or influence; and

¡	Computed on a per-share basis, which incorporates the dilutive impact to shareholders from issuing equity.

¡	FCF Measure (50%):

¡	Emphasizes the quality of earnings; and

¡	Incorporates the level of capital expenditures deployed to generate future growth.

•	Long term compensation metrics are designed to encourage improvement rather than “harvesting the business.” This is accomplished by focusing on three-year goals rather than short-term gains as follows:

¡	ROIC (50% in 2014; 40% in 2015):

¡	Emphasizes maximizing investment returns;

¡	Focuses management on cost controls and margin expansion; and

¡	Incentivizes management to make better use of existing assets.

¡	CFVC – a measure of economic value added (50% in 2014; 40% in 2015):

¡	Focuses on building the business with an emphasis on cash flow;

¡	Includes a capital charge to promote disciplined capital spending; and

¡	Ensures alignment of goals and objectives at all levels of the organization.

¡	RTSR (20% in 2015):

¡	Aligned with the investment community; and

¡	A relative measure so management is not rewarded or penalized for broader market conditions.

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Executive Compensation

Although the FCF Measure used for our annual bonus and the CFVC used for our long-term incentives may appear similar, the measures are discrete and support different objectives.

	Free Cash Flow	Cash Flow Value Creation
Calculation	FCF = Cash Flow from Operations – Capital Expenditures	CFVC = Net Operating Profit After Tax – (Average Net Assets x Weighted Average Cost of Capital)
Rationale for Use as a Performance Metric	¡ Reflects strength of company’s cash flows on an annual basis and quality of company’s earnings • Measures company’s ability to generate cash flow in excess of capital expenditures	¡ Includes a capital charge on net assets to promote business growth through disciplined investments • Reflects strength of company’s management team in creating value over the long-term

Please refer to the CD&A Appendix at the end of this CD&A on pages 54-55 of this proxy statement for an illustration of how our actual results for the FCF Measure and CFVC were calculated.

Setting Robust Performance Targets

We develop rigorous performance metrics on a bottom-up basis – reflecting both management initiatives and the impact of external factors. To align management incentives, our metrics and performance targets focus on factors management can impact rather than on external factors not under management’s control or ability to mitigate.

The performance metrics used in the annual bonus plan and the LTIP are directly tied to management’s ability to increase shareholder value. In setting performance targets for the annual bonus plan and for the three-year LTIP performance cycle, the Compensation Committee considers the macro-economic environment, industry specific conditions, prior-year actual performance, and changes in regulations and laws. The Compensation Committee also considers recent trends and developments in the business that are expected to impact financial results. It confirms that performance targets align with our published earnings guidance, which assures that they are transparent and reward management only if management is successful in achieving financial results that align with the expectations we communicate externally. Based on this due diligence, the Compensation Committee sets rigorous, but reasonable, performance goals for the business.

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Executive Compensation

The following table sets forth the process for setting rigorous performance targets aligned closely with shareholder value creation.

36     Republic Services, Inc. 2015 Proxy Statement

Executive Compensation

The tables below compare targeted metrics with actual outcomes for each performance measure in the 2014 NEO compensation program.

The annual bonus for our NEOs has paid out at 50% of target or less two out of the last three years and at 125% of target the other year, which reflects that our performance targets are rigorous but achievable.

That the 2014 annual bonus for our NEOs paid out at only 50% of target is not related to the underlying strength of our core business. We reported 2014 diluted EPS as determined in accordance with United States generally accepted accounting principles (“U.S. GAAP”) of $1.53 per share and adjusted diluted EPS, which is not a measure determined in accordance with U.S. GAAP, of $1.96 per share. We believe that presenting adjusted diluted EPS will help you understand that our core business performed quite well for 2014 separate from those uncontrollable items that had a disproportionate impact on our U.S. GAAP financial results.

The single largest component of the adjustment to diluted EPS was a $0.38 per share charge for remediation and other matters at our closed landfill in Bridgeton, Missouri. During 2014, we updated our cost and timeline estimates to build and operate a leachate management facility and related infrastructure, manage the remediation area and incur other costs related to the site. Accordingly, we recorded Bridgeton-related charges in 2014 of $227.1 million, which costs are expected to be spent over the next 35 years. For a reconciliation of our 2014 adjusted diluted EPS to U.S. GAAP diluted EPS and additional information on why we use and how

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we calculate adjusted diluted EPS, please see the “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview” section of our Annual Report on Form 10-K for the year ended December 31, 2014.

Notably, there was no adjustment in the EPS Measure for the costs associated with the Bridgeton charge. Thus, the annual bonus for our NEOs paid out at 50% of target even though the adjusted diluted EPS of $1.96 per share exceeded the EPS Measure target by $0.03 per share, which would have resulted in an annual bonus payout of approximately 119% of target.

Please refer to the CD&A Appendix at the end of this CD&A on pages 54-55 of this proxy statement for an illustration of how our actual results for each of the performance measures were calculated.

Compensation Committee Consideration of 2014 Shareholder Vote on Executive Compensation – Shareholder Engagement and Recent Changes

Republic has an active shareholder outreach program and routinely interacts with shareholders on a number of matters, including executive compensation. The Compensation Committee carefully considers feedback received from shareholders on executive compensation. At the Compensation Committee’s direction, after publication of our 2014 Proxy Statement in spring 2014, members of our senior management team spoke with shareholders to get their views on our executive compensation program.

Although our non-binding advisory vote on executive compensation received majority support, the Compensation Committee was not satisfied due to the percentage of votes against the proposal. Thus, it decided to conduct further shareholder outreach in fall 2014 to get shareholders’ views on possible changes to our executive compensation program. This outreach included both our independent Chairman of the Board and our independent Compensation Committee chair and members of senior management. Between the spring and fall 2014 engagement sessions, we spoke with shareholders owning approximately 60% of our outstanding shares (including ongoing dialogue with our largest shareholder, who beneficially owns approximately 30% of our outstanding shares and whose chief investment officer is a member of our Compensation Committee).

The Compensation Committee considered all of the feedback from our shareholders, as well as additional information from its independent compensation consultant and other advisors, to develop changes to our executive compensation program. As a result of the outreach efforts, shareholder feedback and other developments in our business, the Compensation Committee made several changes to our compensation program. We continue to seek shareholder input on our program to ensure that it is well-designed to incentivize our management team to drive shareholder value.

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The table below describes what we heard from our shareholders and the Compensation Committee’s actions in response to our shareholders’ feedback:

Shareholder Feedback Received	Republic Responded	Republic Response
Generally approve of our existing performance metrics and believe they are aligned with driving shareholder value	✓	Maintained our existing metrics (FCF Measure, EPS Measure, ROIC, CFVC).
Seek tighter alignment with performance in the long-term incentive program; majority view options as not performance-based	✓	Decreased the weighting of time-based equity compensation and increased the level of performance-based equity. Replaced options and cash LTIP with performance shares in 2015 to ensure that a majority of both total and long-term compensation will be performance-based.
Reflect shareholder returns in key performance metrics	✓	Added a RTSR metric (20% weighting) to our long-term incentives beginning with 2015.
Eliminate legacy CEO death benefit	✓	Eliminated the provisions for a severance payment equal to three times salary and for accelerated vesting of time-based RSUs and options.
Provide enhanced disclosure, particularly around goal-setting processes	✓	Included expanded disclosure to enhance clarity and respond to shareholder input on the CD&A.
Add clawback policy	✓	Adopted a clawback policy applicable to Section 16 officers.

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Key Compensation Governance Practices

The Compensation Committee independently governs the executive compensation program with the support of an independent compensation consultant and management. Our compensation program demonstrates strong governance through the following principles and characteristics:

Compensation Practice		Republic Policy
Pay for Performance	✓	A significant percentage of both the total target direct compensation opportunity and the long-term incentive opportunity is performance-based.
Relevant Performance Metrics	✓	Annual bonus awards and long-term incentive awards are based on value-driving financial metrics and are capped.
Benchmarking	✓	The Compensation Committee uses a well-structured Peer Group, consisting of companies with which Republic competes for business or key executive talent.
Robust Stock Ownership Guidelines	✓	We have robust stock ownership guidelines of 5x salary for our CEO, 2 – 3x salary for other NEOs and $1,000,000 in value for directors.
Annual Shareholder Say on Pay Vote	✓	We value our shareholders’ input on our executive compensation programs. Our Board seeks an annual non-binding advisory vote from shareholders to approve the executive compensation program disclosed in our CD&A.
Annual Risk Assessment of Compensation Programs	✓	The Compensation Committee annually reviews our compensation programs, including incentive programs, to ensure that they do not encourage excessive or inappropriate risk-taking.
Independent Compensation Consultant	✓	The Compensation Committee retains an independent compensation consultant to advise on the executive compensation program and practices.
Compensation Recoupment (Clawback) Policy	✓	Our clawback policy allows recovery of certain incentive cash and equity compensation if it is earned based on inaccurate financial statements.
Double Trigger Provisions	✓	We have double trigger provisions for all severance and equity awards following a change in control.
Shareholder Dilution and Burn Rates	✓	We consider shareholder dilution and burn rates when determining annual equity awards.
No Dividends on Unearned Performance Shares	✓	We do not pay dividends on unearned performance share awards.
Modest Use of Perquisites	✓	Our NEOs and other executives receive the same benefits as other employees, with a limited exception for airplane use for the CEO.
No Excise Tax Gross-Up	✓	We do not provide a gross-up for excise tax payments made in the event of a change in control.
No Hedging, Pledging or Short Sales of Republic Stock	✓	Our Insider Trading Policy prohibits all directors, officers and employees, and their immediate family members, from engaging in the following transactions related to Republic securities (or derivatives): purchasing or selling puts or calls, short sales, placing standing orders (other than under a 10b5–1 plan), short-term trading, and holding Republic securities (or derivatives) in a margin account or pledging them.
Repricing or Exchange of Underwater Options	✓	Our Stock Incentive Plan does not permit repricing or exchange of underwater options without shareholder approval.

Our strong governance structure ensures management and board accountability

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Executive Compensation Goals and Objectives

Our executive compensation philosophy and practice reflect our strong commitment to paying for performance – both short-term and long-term. A primary component of our human resources strategy – to ensure that we have the highest caliber leadership – is to identify, recruit, place, develop and retain key management talent. The Compensation Committee and the executive management team believe that a critical aspect of being able to successfully execute this strategy is maintaining a comprehensive, integrated and well-balanced executive compensation program. We believe such a program provides competitive and differentiated levels of pay based on corporate performance and aligns executives’ interests with shareholders’ interests.

We believe our executive compensation program should:

•	Attract and retain the highest caliber executives by providing compensation opportunities comparable to those offered by other companies with which we compete for business and talent;

•	Communicate, support and drive achievement of our business strategies and goals;

•	Motivate strong performance from executive management in an incentive-driven culture by delivering greater rewards for superior performance and reduced awards for underperformance;

•	Reward achievement of both short-term results and long-term shareholder value creation; and

•	Closely align executives’ interest with our shareholders’ interest and foster an equity-ownership environment.

We define performance as the achievement of results against our challenging internal financial targets, which take into account industry and market conditions. Our executive compensation program has an integrated focus on short- and long-term financial metrics and provides an effective framework by which progress against strategic goals may be appropriately measured and rewarded.

The Compensation Committee continues to place great emphasis on performance indicators that executive management can influence or control, including profitability and sound financial management of our capital, to drive sustained shareholder value creation and reward executives when they are successful. The Compensation Committee believes those measures generally are preferable to RTSR because external factors that are beyond management’s control may impact Republic’s stock price. The Compensation Committee also recognizes, however, that some of our shareholders believe that RTSR also may be a good indicator of corporate performance over time. Thus, beginning in 2015, we are adding a RTSR measure (with a 20% weighting) to the performance share program to take into account the performance of Republic’s stock relative to that of the S&P 500.

Components of Executive Compensation

The Compensation Committee believes a well-designed executive compensation program is effectively balanced to motivate and reward executives for delivering annual financial results while emphasizing longer-term goals and objectives that drive financial progress and sustained shareholder value creation. Our incentive programs use key performance metrics, including the FCF Measure, the EPS Measure, ROIC and CFVC, so that shareholders benefit from enhanced shareholder value. We place a significant portion of executives’ pay at-risk, using performance-based compensation to align their interests with shareholders’

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interests. For 2014, the target total direct compensation (“Target TDC”), comprised of annualized base salary, annual bonus and long-term incentive awards (consisting of stock options, RSUs and long-term cash incentive awards), for Republic’s current NEOs was as follows:

(1)	Variable LTIP target award for the performance cycle beginning in 2014, and grant-date value of stock option (for 2014 only) and RSU awards

(2)	Variable, annual bonus target award for 2014

The Compensation Committee intentionally set Mr. Slager’s Target TDC significantly below the median of his peers when he was promoted to CEO in 2011. In his third year as CEO, and based on his strong performance, the Compensation Committee intentionally began increasing his Target TDC to bring his compensation opportunity closer to the median. Even after these increases, Mr. Slager’s 2014 Target TDC remained below median. The Compensation Committee believes that making Mr. Slager’s Target TDC consistent with the median is critical to rewarding and retaining him. The Compensation Committee also believes that Mr. Slager has done an excellent job since he became CEO, and intends to continue increasing his Target TDC as necessary to get him to and maintain him at an appropriate level relative to the median.

Variable and Performance-Based Compensation Overview

The annual bonus plan, equity award program and LTIP link the majority of compensation to management’s performance against the plans’ financial metrics and the performance of Republic stock over the vesting periods of the equity-based awards. The performance metrics for the annual bonus and the LTIP and the range of opportunity relative to target payouts are consistent for all NEOs, including the CEO. These programs have both minimum performance thresholds below which no payments will be made and capped maximum payments.

Each year, management recommends for Board approval financial performance targets that are challenging and, if achieved, can deliver superior value to shareholders. Consistent with the setting of ambitious performance targets, Republic looks to have its aggregate total Target TDC (base salary plus annual and long-term incentives) for its NEOs near or at the median of our Peer Group, taking into account experience, tenure and overall position responsibility. The Compensation Committee believes it is appropriate to reward the executive management team with compensation above the target opportunity within the performance-based incentive plan if the rigorous financial targets associated with the variable pay programs are exceeded. Conversely, if those targets are not met, awards are reduced to levels that result in variable compensation below target. Thus, our NEOs generally may be paid above the median of our Peer Group only if the targets are exceeded.

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Long-Term Incentive (Performance-Based and Equity) Awards

The Compensation Committee believes strongly in the use of long-term incentive compensation to reinforce key objectives:

•	focus on the importance of return to shareholders;

•	promote the achievement of long-term performance goals;

•	encourage executive retention; and

•	promote meaningful levels of Republic stock ownership by executives.

To determine the overall opportunity and appropriate mix of long-term incentive awards, the Compensation Committee considers a variety of factors, including competitive market positioning against comparable executives in the Peer Group, Peer Group long-term incentive award practices, potential economic value realized, timing of vesting and taxation.

In 2014 and prior years, the key components of Republic’s long-term incentive compensation program were an annual stock option and RSU grant, and long-term cash incentive awards that reward financial success over three-year performance periods. As in the past, each of our cash and equity based long-term incentives will continue to be earned independently, meaning that successful achievement of any of the financial goals established for the cash LTIP will not trigger or accelerate vesting of the RSU or stock option grants. Similarly, any award earned under the cash LTIP will be based solely on the results measured against the financial performance metrics and will not be affected by any value realized through the RSU or stock option grants.

Long-Term Cash Incentive Awards

The LTIP for the three-year performance period from 2014 – 2016 is based on Republic’s ROIC and CFVC, which are the same performance metrics used for previous performance periods and are measures of our ability to generate free cash flow and provide shareholders with a reasonable return on their investment. The LTIP focuses on sustainable financial results and optimal use of our capital and aligns management’s and shareholders’ interests. For this performance period and others that were in progress during 2014, the awards earned under the LTIP will be paid in cash.

During its 2014 annual review of Peer Group compensation data provided by the independent compensation consultant, the Compensation Committee addressed the fact that the Target TDC for our CEO was lower than the median of Target TDC for the CEOs in our Peer Group. To provide a more competitive compensation opportunity to Republic’s CEO and align compensation more closely with our pay-for-performance philosophy, the Compensation Committee approved an increase in the target award under the long-term, performance-based incentive plan for the CEO to $1,500,000 from the 2013 level of $900,000. The threshold, target and maximum amounts of the LTIP awarded in 2014 for each NEO is shown in the Grants of Plan-Based Awards in 2014 Table on page 58.

In 2012, the Compensation Committee set the CFVC and ROIC performance targets for the 2012–2014 performance period. The performance targets for CFVC and ROIC were established at $2,442 million and 7.0%, respectively. These targets were lower than the 2011-2013 targets due primarily to changes in the macroeconomic environment which have a direct impact on financial results. The changes included a decline in pricing levels due to lower CPI-based resets, rising fuel costs and a precipitous drop in recycled commodity prices. When the 2012-2014 targets were set, they represented an increase over the projected performance during the 2011-2013 plan period.

The chart below also shows the actual CFVC and ROIC of $1,988 million and 6.0%, respectively. Because our actual performance was below the target level of performance, consistent with our pay-for-performance philosophy, the resulting payout was 25% of the target payout amount. The actual payout amounts are

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reflected in the Summary Compensation Table, in the column titled “Non-Equity Incentive Plan Compensation.”

In 2013 and 2014, the Compensation Committee established the LTIP performance and payout targets for the 2013–2015 and 2014–2016 performance periods, respectively. We believe that the CFVC and ROIC targets for each of these performance periods are rigorous and appropriately reflect the Compensation Committee’s consideration of the business, operational and regulatory environment as it existed when the targets were set. The threshold, target and maximum awards payable to each of the NEOs for each of these performance periods were reported in the Grants of Plan-Based Award table in the applicable proxy statement. Mr. Maruster is eligible to participate in a portion of the 2012–2014, 2013–2015 and 2014–2016 performance periods based on his June 9, 2014 hire date. He is eligible to receive an equivalent payment based on prorated targets for the 2012–2014, 2013–2015 and 2014–2016 performance periods of $125,000, $291,667 and $458,333, respectively. Mr. Culpepper left the company on August 22, 2014, and is no longer eligible to participate in the LTIP.

2014 Equity Compensation

The Compensation Committee believes that long-term, stock-based incentive compensation contributes to our ability to attract and retain high-caliber executive talent and motivates executives to sustain our long-term financial performance and increase shareholder value. We also believe that equity awards offer significant motivation to our executives and other employees and align their interests with shareholders’ interests.

In February 2014, the Compensation Committee approved the equity awards to our NEOs in the form of stock options and RSUs (each vesting ratably over four years). In May 2014, the Compensation Committee approved the employment offer and compensation arrangements for Mr. Maruster, which included stock options and RSUs that were granted on his hire date, June 9, 2014. In August 2014, the Compensation Committee approved the employment offer and compensation arrangements for Mr. Serianni, which included stock options and RSUs that were granted on his promotion date, August 22, 2014. The full grant date fair value of the stock options and RSUs granted to each NEO during 2014 is shown in the Summary Compensation Table on page 56. Additional information, including the stock option exercise price and the number of shares subject to each award, is shown in the Grants of Plan-Based Awards in 2014 table on page 58.

In setting RSU awards in 2014, the Compensation Committee evaluated and took into account management’s performance with respect to specific initiatives identified at the beginning of 2013. Based on the Compensation Committee’s evaluation, the 2014 RSU grants in February to each NEO were 2% lower than they would have been without consideration of the initiatives.

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2015 Long-Term Incentive and Equity Awards

During our shareholder engagement meetings, we clearly understood from our shareholders that they wanted more emphasis on long-term incentive vehicles that are driven by management’s success in achieving our challenging financial performance targets. We also learned that a sizable percentage of our shareholders do not view options as performance-based and that they wanted to see a greater percentage of our performance-based compensation denominated in shares rather than cash. As a result of these discussions and to more closely align our long-term incentive plan design with that of our Peer Group, the Compensation Committee determined to shift the 2015 target compensation available to NEOs through annual stock option grants and long-term cash incentives to performance shares (“PSUs”) granted under the Stock Incentive Plan.

Beginning in 2015, our long-term incentive program for NEOs consists of an RSU award (vesting ratably over 4 years) and long-term PSUs (vesting after three years based on performance for that period and payable half in cash and half in shares). The Compensation Committee believes it is important to continue to grant RSUs to compete for the high caliber executive leadership required to successfully execute our strategic objectives. As in recent years, the amount of the RSU grants reflects the Compensation Committee’s evaluation of management’s performance on several key initiatives. For 2015, the RSU grants in February to each NEO were 2% lower than they would have been without consideration of the initiatives.

The PSUs are performance-based because the number of shares ultimately earned depends on performance against pre-determined goals and the value of the PSUs fluctuates based on our stock price. The opportunity to earn PSUs is based on the two key financial metrics that were used for the cash LTIP program – CFVC and ROIC – plus the addition of RTSR as a third metric. Each of the components aligns all NEOs to performance against the financial metrics and to increasing shareholder value.

The full grant date fair value of RSUs and the target award value of PSUs granted to each NEO for 2015 are shown below.

	RSU Awards	PSU Awards
Name	Grant Value	Target Value
Donald W. Slager	$2,548,000	$3,400,000
Jeffrey A. Hughes	$490,000	$500,000
Robert A. Maruster	$625,000	$625,000
Michael P. Rissman	$490,000	$500,000
Charles F. Serianni	$500,000	$500,000

Generally, our executives and other employees who receive grants of RSUs receive dividend equivalents for any dividends we declare on our common stock following the date on which they are granted RSUs. The dividend equivalents are in the form of additional RSUs with a value equal to the value of dividends they would have received on the shares of the stock underlying the RSUs they hold on the dividend record date. For NEOs who receive grants of PSUs, dividends are accrued but not earned and granted to the executives until the shares of the stock underlying the PSUs are earned, if at all, based on the achievement of the performance metrics that will be determined following the end of the three-year performance period.

Annual Cash Bonus

Republic maintains an annual bonus program for its NEOs and certain other members of management. This reflects our pay-for-performance philosophy by linking a significant portion of the NEOs’ compensation to company performance, thereby placing it at risk. Actual annual bonus awards earned are a function of performance relative to Compensation Committee-approved financial targets. The Compensation Committee may apply (and in some years has applied) negative discretion to adjust actual performance downward if it believes that actual results reflect the benefit of matters that, although valuable to Republic, are not the type of benefit the annual bonus plan was designed to reward.

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The annual bonus program rewards the NEOs based on performance relative to predetermined targets for the EPS Measure and the FCF Measure. For 2014 compensation purposes, we defined the EPS Measure, which is not a measure determined in accordance with U.S. GAAP, as our reported EPS, adjusted to remove the impact of: (a) the loss on extinguishment of debt; (b) gains or losses (or related impairments) from divestitures, net of tax; (c) costs associated with withdrawal from or termination of multi-employer pension plans; and (d) restructuring charges. We defined the FCF Measure, which is not a measure determined in accordance with U.S. GAAP, as cash provided by operating activities, less property and equipment received in 2014, plus proceeds from sales of property and equipment, adjusted to remove the impact of: (1) cash taxes arising from debt extinguishment; (2) tax payments related to business unit divestitures; (3) costs associated with withdrawal from or termination of multi-employer pension plans; and (4) restructuring payments, net of tax.

The tables below illustrate our 2014 targets, threshold and maximum awards for the annual bonus awards. For performance at and below target, the two measures are equally weighted and a participant may earn a percentage of the target award for each measure based on performance for that measure. If the EPS Measure target is exceeded, and the FCF Measure at least meets target, the annual bonus award earned may be increased above target (up to a maximum of 200% of the target amount), based on the extent to which the EPS Measure target is exceeded. No additional amount above target will be earned based solely on achieving the FCF Measure target.

For 2014, the actual EPS Measure performance was $1.57 per share against a target of $1.93 per share. The performance was below threshold, yielding no contribution to bonus from the EPS Measure. The actual FCF Measure performance was $704 million against a target of $676 million, yielding full contribution to bonus from the FCF Measure. Each measure counts equally. For 2014, the NEOs, other than Messrs. Serianni and Culpepper, received a bonus payment of 50% of target. Mr. Serianni’s bonus payment for 2014 reflects a combination of his bonus as CFO and his bonus in his prior position. His actual annual bonus for the period of

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time he was CFO was 50% of his salary as CFO. His actual annual bonus for the entire year was 79% of his combined 2014 salary. Under the terms of the Executive Incentive Plan, Mr. Culpepper earned a prorated bonus due to his departure from the company on August 22, 2014.

The following table shows the NEOs’ 2014 annual bonus opportunity as a percentage of salary at various performance levels and the actual payout in dollars. The payout amount is also reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

2014 Annual Bonus Opportunity as a Percentage of Salary and Actual Payout
Name	Below Threshold Performance Level	At Threshold Performance Level	At Target Performance Level	At Maximum Performance Level	Actual Annual Bonus Payout in $	Actual Annual Bonus Payout as a Percentage of Salary[1]
Donald W. Slager	0%	15.6%	125%	250%	$625,000	63%
Jeffrey A. Hughes	0%	10%	80%	160%	$171,360	40%
Robert A. Maruster	0%	10%	80%	160%	$112,000	45%
Michael P. Rissman	0%	10%	80%	160%	$163,200	40%
Charles F. Serianni	0%	10%	80%	160%	$273,180	79%
Glenn A. Culpepper	0%	10%	80%	160%	$128,219	37%
(1)	The incentive payout as a percentage of salary shown in this table represents the opportunity during the entire year, except for Messrs. Serianni and Culpepper. For Mr. Serianni, the table shows his bonus opportunity as a percentage of salary after he was promoted to the CFO position effective August 22, 2014, while the annual bonus payout and bonus payout as a percentage of salary reflect his combined payout and salary for the entire year. Mr. Culpepper’s bonus was prorated upon his departure from the company on August 22, 2014.

For 2015, the annual bonus plan design remains very similar to prior years with the measures again consisting of the EPS Measure and the FCF Measure.

Fixed Compensation and Benefits

Base Salary

We believe a competitive base salary attracts and retains high-caliber executive talent while providing a fixed level of compensation commensurate with the position’s responsibilities and level. The Compensation Committee annually reviews each NEO’s base salary to determine if any adjustment is warranted. This review consists of a comparison of the compensation paid to incumbents in comparable positions in our Peer Group, taking into account individual qualifications and responsibilities, internal salary levels, and individual and company performance. Base salary levels may be adjusted when the Compensation Committee believes there is a competitive need to do so, in light of an individual’s promotion or to take into account individual performance. No adjustments were made to NEO base salaries in 2014.

Other Benefits

Republic makes available medical, dental and vision insurance, life insurance and short- and long-term disability insurance programs for our employees. The NEOs are eligible to participate in these programs on the same basis and with the same level of financial subsidy as our general employee population (other than those union employees who are subject to different terms under a collective bargaining agreement). Like our other employees, our NEOs may participate in our 401(k) plan and may defer a portion of their base salary and annual bonus, to the maximum defined level specified by the IRS, which in 2014 was $17,500 plus an additional $5,500 for those age 50 and above. After the first full year of employment, Republic matches 100% of the first three percent of pay contributed and 50% of the next two percent of pay contributed by an employee. Republic’s matching contributions into the 401(k) plan for the NEOs who participated are reported in the All Other Compensation table on page 57.

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Deferred Compensation Plan and Deferred Compensation Savings Program Contributions

Eligible employees are limited by federal law as to the amount they may contribute to their 401(k) accounts. Accordingly, we have established a Deferred Compensation Plan (the “DCP”) that permits participants, including the NEOs, to defer additional amounts of compensation, including RSUs, in a tax efficient manner for retirement savings. Under the DCP, most participants are eligible for matching contributions. The matching contribution under the DCP is equal to the lesser of two percent of the participant’s eligible compensation over the established 401(k) limit ($260,000 in 2014) or 50% of the participant’s annual deferrals.

In addition, in 2005, we began making discretionary retirement contributions to certain of our senior executives’ deferred compensation accounts (“DCSP Contributions”). The Compensation Committee reviews these discretionary contributions annually, and may change the amounts or discontinue the contributions at any time. Each DCSP Contribution is a fixed dollar amount that depends on the participant’s title and position in the organization, among other considerations. Unless otherwise specified, DCSP Contributions vest in one of four ways: (1) upon a participant satisfying the age and service requirements necessary to qualify for retirement; (2) in the event of death or disability, the retirement contributions vest immediately; (3) if a participant’s employment is terminated “without cause,” the retirement contributions vest immediately but are not available to the participant until the earlier of the fifth anniversary of the termination date or the date the participant would have become eligible for retirement; or (4) if we complete a transaction that is deemed a change in control, all retirement contributions vest immediately and may be paid out depending upon the original election of the participant. Messrs. Hughes and Rissman each received a contribution of $65,000 in each of 2012, 2013 and 2014. Mr. Serianni received a contribution of $55,000 in each of 2012, 2013 and 2014. Mr. Culpepper received a contribution of $65,000 in each of 2013 and 2014.

Mr. Slager does not receive DCSP Contributions because he is entitled to a Supplemental Retirement Benefit, which was preserved in his employment agreement with Republic from previous agreements with Allied Waste and which requires us to pay him a specified amount after termination of his employment for any reason. This payment is an amount equal to $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until his date of termination. In 2014, the Supplemental Retirement Benefit increased by $184,495.

The individual contributions of the participating NEOs, including earnings on those contributions and total account balances as of the end of 2014, are shown in the Nonqualified Deferred Compensation table on page 61. Republic’s matching contributions and the DCSP contributions are shown in the All Other Compensation table on page    .

Modest Perquisites

With the exception of (1) certain gross-up payments pursuant to our relocation policy that is applicable to all eligible employees and (2) a stipend to cover a portion of monthly health club dues that is offered on the same terms to all employees at our corporate office, Republic generally does not offer perquisites or other personal benefits other than the aircraft usage discussed below. All associated relocation expenses are reported in the All Other Compensation table on page 57. We also do not provide any additional cash compensation to any of the NEOs to reimburse them for income tax liability as a result of the receipt of any cash or equity compensation, benefit or perquisite.

Our CEO may use our airplane for personal travel. Other NEOs may use it for personal use if the CEO is aboard. At each quarterly meeting, the Compensation Committee reviews the personal use of our airplane for the immediately preceding quarter for reasonableness. The amount reflected in the All Other Compensation table as “Aircraft Usage” represents the incremental cost of providing our aircraft to an NEO for personal travel.

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Other Compensation Policies

Stock Ownership Guidelines

The Board recognizes the importance of equity ownership by our executives to further link their interests with shareholders’ interests. Accordingly, the Board maintains stock ownership guidelines for all senior management employees (defined as CEO, Chief Operating Officer, CFO, Chief Legal Officer, Executive Vice President, Senior Vice President, Region President, Vice President and Area President) and requires that they achieve compliance with the ownership guidelines within five years of April 1, 2011 (the effective date of the guidelines) or within five years of becoming a covered employee (if after April 1, 2011) and maintain their ownership level thereafter. Shares included in the calculation to assess compliance with the ownership guidelines include shares owned outright, shares held in the DCP and 401(k) plans, vested RSUs and vested stock equivalents held in the DCP. The Compensation Committee believes that these requirements emphasize the importance of equity ownership for management employees, which reinforces alignment with our shareholders’ interests.

Name	Multiple of Salary Required	In Compliance
Donald W. Slager	5x	Yes
Jeffrey A. Hughes	2x	Yes
Robert A. Maruster	3x	New Hire
Michael P. Rissman	3x	Yes
Charles F. Serianni	3x	On Track

Securities Trades by Employees

Executive management and the Board take seriously their responsibilities and obligations to exhibit the highest standards of behavior relative to buying and selling Republic stock. All transactions by any director or NEO (“Insiders”) must be pre-cleared by the Chief Legal Officer. Further, Insiders generally are prohibited from trading any Republic stock during quarterly blackout periods or while in possession of material non-public information.

Additionally, our insider trading policy prohibits all Insiders, and members of their immediate family, from engaging in the following transactions relating to Republic securities or derivatives of Republic securities:

•	purchasing or selling puts or calls

•	short sales

•	placing standing orders, other than under 10b5-1 plans

•	engaging in short-term or “in-and-out” trading

•	holding Republic securities or derivatives of Republic securities in a margin account

•	pledging Republic securities or derivatives of Republic securities

Compensation Recoupment (Clawback) Policy

Effective October 29, 2014, our Board established a Clawback Policy to encourage sound financial reporting and increase individual accountability. As more fully described in the Clawback Policy, which was filed as an exhibit to the Form 8-K filed with the SEC on October 30, 2014:

•	The policy applies to Republic’s Section 16 officers (“Covered Officers”).

•	The policy applies to all cash and equity-based incentives that are performance-based.

•	The policy is triggered by an accounting restatement we must make due to material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”).

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•	If a Restatement occurs, the Compensation Committee generally must seek to claw back both vested and unvested performance-based awards, including gains on equity, during the 3-year period preceding the restatement date to the extent they exceed what would have been paid to the Covered Officer under the restated financial statements.

•	This clawback applies if either (1) the applicable Covered Officer engaged in fraud or intentional misconduct that materially contributed to the need for the Restatement, or (2) future SEC or NYSE rules require Republic to seek forfeiture.

Compensation Process

Peer Grouping and Competitive Benchmarking

The Compensation Committee, in consultation with the independent compensation consultant, annually reviews the composition of the Peer Group used as a reference for executive compensation decisions to ensure that the companies included are comparable in terms of business mix and complexity, revenue, market capitalization, geographic footprint, assets and number of employees. Based on the analysis compiled and provided by the independent compensation consultant, the Compensation Committee determined in late 2013 that Republic’s existing Peer Group needed to be reconstructed to maintain such comparability and to give broader consideration of market practices and trends of peer companies.

Republic’s 2014 Peer Group is shown below:

Peer Group Members	Revenue ($B)*	Market Cap ($B)*	Assets ($B)*	Employees (#)
Air Products and Chemicals, Inc.	$10.5	$30.8	$17.6	21,200	(a)
Canadian National Railway Company(b)	$10.5	$56.3	$27.5	25,530
Canadian Pacific Railway Limited(b)	$5.6	$33.0	$14.4	14,698
Con-way Inc.	$5.8	$2.8	$3.3	30,100
CSX Corporation	$12.7	$36.1	$33.1	31,511
FedEx Corporation(c)	$46.8	$49.2	$33.0	162,000
W.W. Grainger, Inc.	$10.0	$17.4	$5.3	22,300
Hertz Global Holdings, Inc.(d)	$10.8	$11.2	$24.6	30,400
J.B. Hunt Transport Services, Inc.	$6.2	$9.9	$3.4	20,158
Norfolk Southern Corporation	$11.6	$33.9	$33.2	29,482
Praxair, Inc.	$12.3	$37.8	$19.8	27,780
Progressive Waste Solutions, Ltd.	$2.0	$3.5	$3.4	7,798
Ryder System, Inc.	$6.6	$4.9	$9.7	30,600
Stericycle, Inc.	$2.6	$11.1	$4.4	16,718
Sysco Corporation	$48.1	$23.3	$18.0	50,300	(e)
Waste Connections, Inc.	$2.1	$5.5	$5.3	6,777
Waste Management, Inc.	$14.0	$23.5	$21.4	39,800
Peer Median	$10.5	$23.3	$17.6	27,780
Republic Services, Inc.	$8.8	$14.3	$20.1	31,000
Republic Services, Inc. Percentile	42%	41%	64%	78%
*	Reflects data from each company’s most recent filing, as of March 6, 2014. All data is as of December 31, 2014, except as noted.

(a)	Data as of Air Products & Chemicals’ fiscal year end, September 30, 2014.

(b)	Values converted from Canadian dollars to U.S. dollars at a rate of .8635 USD/CAD, the exchange rate on December 31, 2014.

(c)	Revenue data (trailing twelve months) and total assets are as of November 30, 2014, FedEx’s most recent quarter end.

(d)	Hertz has not filed annual or quarterly results for FY 2014. The most recent financial data filed by Hertz is as of December 31, 2013.

(e)	As of Sysco’s fiscal year end, June 28, 2014.

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The Compensation Committee considers data and analyses prepared by the independent compensation consultant based on our current and prior performance, and the historical NEO pay and the appropriateness of that compensation compared to the NEO compensation in the Peer Group. The Compensation Committee also considers general compensation surveys compiled by external consulting firms and takes into account recommendations of our CEO for executives other than himself. The Compensation Committee uses the Peer Group and other surveys as a reference, but does not target a specified percentile of compensation to be paid. After taking into account all data, and factors such as company performance and an individual’s contribution, experience and potential, the Compensation Committee makes compensation decisions. Based on the independent consultant’s analysis, our CEO’s 2014 Target TDC was 11th out of 18 companies in the Peer Group, or at the 44th percentile.

Evaluating Company and Executive Performance

The Compensation Committee has established a process for evaluating Republic’s performance, as well as the performance of each of the NEOs. For each year, the Compensation Committee approves strategic and financial objectives, which include the performance metrics for the annual bonus and the LTIP (or, beginning in 2015, the PSUs), for the NEOs for the upcoming year and for the longer-term. It also reviews and evaluates the performance against these strategic and financial objectives for the prior year, and reviews the interim progress on all open three-year performance periods under the LTIP (or the PSUs). Our CEO provides his assessment of the performance against the strategic objectives and on the individual contributions of the NEOs. The Compensation Committee considers all of these factors in reaching its compensation decisions. The Compensation Committee routinely meets in executive session without the presence of any management when considering compensation matters.

Role of the Independent Compensation Consultant and Other Advisors

Since 2003, the Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) to assist with its review of compensation for the NEOs and other related matters. While Pearl Meyer provides data and analyses, and makes recommendations on the form and amount of compensation, the Compensation Committee makes all decisions regarding the compensation of our NEOs.

During 2014, Pearl Meyer advised the Compensation Committee on a variety of subjects, including compensation plan design and trends, pay-for-performance analytics, peer group benchmarking and other related matters. Pearl Meyer reports directly to the Compensation Committee, participates in meetings as requested and communicates with the Compensation Committee chair between meetings, as necessary. Pearl Meyer did not provide any other services during 2014 and is considered independent and free from conflict under the Dodd-Frank Act and associated standards set forth by the SEC and NYSE.

The Compensation Committee also may use market data provided by Towers Watson, Aon Hewitt or Mercer for benchmarking and other purposes. This benchmark data consists of information that is generally available to other Towers Watson, Aon Hewitt and Mercer clients. None of these consulting firms made recommendations to the Compensation Committee or management on peer group composition or on the form, amount or design of executive compensation in 2014.

Other Considerations

Employment Agreements and Executive Separation Policy

Except in limited circumstances, Republic does not enter into employment agreements. Messrs. Slager and Hughes have employment agreements, which the Board and the Compensation Committee believe are in the best interests of Republic and its shareholders given, among other things, their importance to Republic and the fact that they had legacy agreements with Allied Waste before the Republic/Allied merger in December 2008. The respective agreements ensure the continued leadership of the executives, clarify their employment rights and responsibilities, and impose certain post-employment limitations on their right to compete with us or solicit our customers or employees. Messrs. Maruster, Rissman and Serianni do not have employment

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agreements but instead are eligible to participate in the Executive Separation Policy. For more information regarding the employment agreements and Executive Separation Policy, see “Executive Compensation – Employment Agreements and Post-Employment Compensation.”

Annual Risk Assessment

We do not believe our compensation programs for our NEOs or other employees encourage excessive or inappropriate risk-taking or create risks that would be reasonably likely to have a material adverse effect on us. We believe our compensation programs effectively align our corporate and field management teams with our overall goals by motivating them to increase shareholder value on both an annual and a longer-term basis, primarily by improving our earnings and ROIC and generating increasing levels of free cash flow. We achieve this by using simple and measurable metrics to determine incentive pay.

Our annual incentives for executives and corporate and regional managers are based on achieving the EPS Measure and the FCF Measure goals established by the Compensation Committee, which is comprised solely of independent directors. LTIP compensation for executives and senior managers is based on achieving ROIC and CFVC goals established by the Compensation Committee. Beginning with 2015, PSUs for NEOs will be based on achieving ROIC, CFVC and RTSR goals established by the Compensation Committee. We also provide executives and senior managers equity awards that are approved by the Compensation Committee to reinforce each manager’s commitment to shareholder return.

Area Presidents and other key managers participate in the LTIP and equity incentive plan. Their annual bonus compensation is tied to corporate financial results and the financial and operating metric results for the areas they manage. Their primary financial performance measure is area incentive operating income. Key area operating metrics include safety, pricing, customer service and net sales growth.

General Managers in our field organizations receive equity awards as their long-term incentive to align them with our shareholders. General Managers and their teams also receive salary and annual bonus tied to achieving incentive operating income and operating metrics defined during our budget process. Operating metrics could include any combination of price increase, productivity improvements, safety, net sales growth, environmental compliance, customer service and capital budget management, depending on the current year priorities as set by their senior managers and approved by executive management.

We compensate our field sales organization with salary and sales commissions tied to selling or retaining profitable business.

All of our cash incentive plans contain maximum payout limits to ensure that windfall gains in business outcomes do not lead to exaggerated compensation results or to inappropriate risk-taking.

In addition, we maintain stock ownership guidelines for executive officers, along with anti-hedging and anti-pledging policies, both of which encourage long-term performance rather than short-term windfalls.

Equity Usage (Burn Rate and Dilution)

Under the Stock Incentive Plan (“SIP”), as approved by our shareholders, the total number of shares of equity-based awards issued in 2014 was approximately 0.34% of the diluted weighted average number of shares outstanding for the year and within the limitations set by the SIP. As of December 31, 2014, the total number of shares that could be issued under the SIP, and all predecessor plans, was approximately 4.5% of the diluted weighted average number of shares outstanding for the year. Republic’s diluted EPS reflect all potentially dilutive shares.

Tax Considerations

The Compensation Committee considers tax deductibility among many other factors when making compensation decisions. To the extent consistent with other compensation objectives, the Compensation Committee strives to maximize Republic’s tax deduction relative to compensation paid. In this regard, Internal Revenue Code

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Section 162(m) limits the deduction to $1 million for annual compensation paid to the CEO and each of the other NEOs (excluding the CFO) employed at the end of the year. This limitation does not apply to compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m). Annual bonus awards, cash awards earned under the LTIP, stock options and PSUs are designed to qualify as performance-based compensation exempt from the $1 million deduction limit, although we cannot assure you that they will in fact be deemed to qualify. Other compensation elements are subject to the $1 million deduction limit.

Compensation Committee Interlocks and Insider Participation

Messrs. Flynn, Collins, Larson, Nutter and Trani served as members of the Compensation Committee during 2014. No member of the Compensation Committee was an officer or employee of Republic during the prior year or was formerly an officer of Republic. During 2014, none of our executive officers served on the compensation committee or board of any other entity, any of whose executive officers served either on our Board or on our Compensation Committee.

Compensation Committee Report

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act and shall not otherwise be deemed filed under either of these acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that this CD&A be included in this proxy statement.

Submitted by the Compensation Committee:

William J. Flynn (Chairman)

Tomago Collins

Michael Larson

John M. Trani

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CD&A Appendix

Calculation of Actual Results for 2014 Annual Bonus Performance Measures and GAAP Reconciliation

Earnings per Share Measure	Actual
Diluted earnings per share, as reported	$1.53
Negotiation and withdrawal costs —Central States Pension and Other Funds	$0.00
Loss on disposition of assets and impairments, net	$0.04
Loss on extinguishment of debt	$0.00
Restructuring charges	$0.00

Adjusted EPS Measure	$1.57

Free Cash Flow Measure	Actual
Net income	$547.9
Depreciation, depletion, accretion and amortization	984.9
Non-cash items and asset impairments	292.6
Change in working capital	(141.6)
Capping, closure, post-closure and remediation payments	(154.0)

Cash provided by operating activities	1,529.8
Capital expenditures paid	(862.5)
Proceeds from sales of property and equipment	35.7

Free cash flow	703.0
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(10.4)
Cash paid related to negotiation and withdrawal costs —Central States Pension and Other Funds, net of tax	10.8
Restructuring expenditures, net of tax	0.8

Adjusted Free Cash Flow Measure	$704.2

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Calculation of Actual Results for 2012-2014 LTIP Performance Measures*

Republic Services Three Year Plan Cash Flow Value Creation	2012	2013	2014
Net Income per LTIP definition	$657	$688	$562
Add: After Tax Interest Expense per LTIP definition	263	245	215
Add: DD&A and Accretion	927	954	985
Operating Cash Flow	1,847	1,887	1,762
Less: Capital Charge	(1,157)	(1,172)	(1,179)
Cash Flow Value Creation	$690	$715	$583
Three Year Cash Flow Value Created			$1,988

Republic Services Three Year Plan Return on Invested Capital	2012	2013	2014
Net Income per LTIP definition	$657	$688	$562
Add: After Tax Interest Expense per LTIP definition	263	245	215
Adjusted Net Income	920	933	777
Average Net Assets per LTIP definition	$14,462	$14,644	$14,743
Return on Invested Capital	6.4%	6.4%	5.3%
Sum of Three Year Adjusted Net Income			$2,630
Sum of Three Year Average Net Assets			$43,849
Three Year Return on Average Net Assets			6.0%

*	Per the LTIP definitions, CFVC and ROIC are adjusted to exclude gains or losses on divestitures, losses recorded on the extinguishment of debt instruments, and costs associated with withdrawal from or termination of multi-employer pension plans.

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SUMMARY COMPENSATION TABLE

The following Summary Compensation Table shows information about the compensation we paid to our CEO, CFO and other executive officers serving as of the end of 2014 for services rendered in all capacities during 2014, 2013 and 2012. In addition, under SEC rules, we are required to report the compensation received by Mr. Culpepper, who was our CFO until he left the company on August 22, 2014. We refer to the individuals shown in the table below as the NEOs.

Name and Principal 2014 Positions(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Donald W. Slager	2014	1,000,000	—	2,548,019	1,000,004	850,000	307,356	5,705,379
President and Chief Executive	2013	1,000,000	—	2,496,011	1,000,731	2,194,300	488,869	7,179,911
Officer	2012	1,000,000	—	2,000,020	1,000,002	1,074,950	283,765	5,358,737

Jeffrey A. Hughes	2014	428,400	—	294,020	250,005	231,860	89,334	1,293,619
Executive Vice President,	2013	428,400	—	240,029	250,187	598,284	105,255	1,622,155
Human Resources	2012	428,400	—	200,013	250,003	301,517	90,636	1,270,569

Robert A. Maruster	2014	247,692	75,000	550,048	125,003	143,250	117,636	1,258,629
Executive Vice President,
Chief Operating Officer

Michael P. Rissman	2014	408,000	—	490,011	250,005	225,700	86,787	1,460,503
Executive Vice President,	2013	408,000	—	480,026	250,187	583,500	99,577	1,821,290
General Counsel and	2012	408,000	—	500,005	250,003	342,741	87,238	1,587,987
Corporate Secretary

Charles F. Serianni	2014	343,823	—	260,025	125,003	397,192	72,220	1,198,263
Executive Vice President,
Chief Financial Officer

Glenn A. Culpepper	2014	346,154	—	490,011	250,005	128,219	1,515,293	2,729,682
Former Executive Vice President,	2013	467,308	50,000	800,033	500,373	553,625	182,836	2,554,175
Chief Financial Officer
(1)	Mr. Maruster joined the company as Executive Vice President, Chief Operating Officer on June 9, 2014. Mr. Serianni was promoted to Executive Vice President, Chief Financial Officer on August 22, 2014. Mr. Culpepper was our Executive Vice President, Chief Financial Officer from January 9, 2013 to August 22, 2014. In February 2015, Mr. Hughes’ title changed to Executive Vice President, Chief Administrative Officer and Mr. Rissman’s title changed to Executive Vice President, Chief Legal Officer and Corporate Secretary.

(2)	Included in the Stock Awards column and the Option Awards column are the grant-date fair values of RSU awards and stock option awards, respectively, granted in 2014, 2013 and 2012 determined in accordance with FASB ASC Topic 718. See Note 11 to our Consolidated Financial Statements included in our Form 10K for the fiscal year ended December 31, 2014 for a discussion of the relevant assumptions used in calculating grant-date fair value. The amounts shown in the table above reflect grant-date fair value and may not correspond to the actual value that will be realized by the NEOs.

(3)	The amounts shown for each of the years reflect the annual cash incentive earned for the year and the three-year LTIP earned for the performance cycle that ended in that year. Except to the extent deferred into the Deferred Compensation Plan (“DCP”), all amounts were paid in the year following the end of the performance period.

The amounts earned by each of the NEOs for 2014 are shown below:

Name	Annual Cash Incentive	2012-2014 LTIP
Donald W. Slager	$625,000	$225,000
Jeffrey A. Hughes	171,360	60,500
Robert A. Maruster	112,000	31,250
Michael P. Rissman	163,200	62,500
Charles F. Serianni	273,180	124,012
Glenn A. Culpepper	128,219	—

Because Messrs. Maruster and Serianni were not executive officers during the full performance periods, some or all of the above amounts were not paid under the EIP, but were paid as equivalent amounts.

(4)	See “All Other Compensation for 2014” table for more information regarding amounts shown in this column for 2014.

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ALL OTHER COMPENSATION FOR 2014

	Matching Contribution to 401(k) Plan ($)	Matching Contribution to Deferred Compensation Plan ($)	Retirement Contribution to Deferred Compensation Plan ($)(1)	Value of Supplemental Life Insurance Premiums ($)	Aircraft Usage ($)(2)	Other Taxable ($)(3)	Relocation ($)(4)	Total ($)
Donald W. Slager	10,400	36,399	184,495	1,794	74,268	—	—	307,356
Jeffrey A. Hughes	10,400	9,498	65,000	1,809	2,627	—	—	89,334
Robert A. Maruster	—	—	—	153	—	—	117,483	117,636
Michael P. Rissman	10,400	9,915	65,000	988	—	484	—	86,787
Charles F. Serianni	10,400	6,105	55,000	715	—	—	—	72,220
Glenn A. Culpepper	10,400	4,246	65,000	1,602	—	1,434,045	—	1,515,293
(1)	Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him following the 6-month anniversary of his termination of employment for any reason. This contractual payment is $2,287,972, increased at an annual rate of 6% compounded annually, from December 5, 2008 until the date of his termination. The amount shown for him in this column reflects the annual increase to the payment.

(2)	The amounts shown reflect the incremental cost of providing company-owned aircraft for personal travel. This valuation is calculated in accordance with SEC guidelines and differs from the valuation under applicable tax guidelines.

(3)	Included are amounts for Messrs. Rissman and Culpepper for shared payment for health club dues for participating in our wellness program. Mr. Culpepper left the company on August 22, 2014. The company and Mr. Culpepper entered into a Separation Agreement that provided for certain severance payments in addition to the severance provided by the company’s Executive Separation Policy. The severance payments were and will be made in 2014, 2016 and 2017. The amount shown for 2014 for Mr. Culpepper includes $1,400,000 paid or payable to him in accordance with the Separation Agreement, $21,154 for payment of vacation earned, and $12,600 for outplacement services.

(4)	The amount shown for Mr. Maruster includes the cost of relocation benefits of $93,544 and a tax gross-up for such relocation benefits of $23,939 consistent with the company’s relocation policy.

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GRANTS OF PLAN-BASED AWARDS IN 2014

The following table sets forth information concerning each grant of an award to a NEO during the year ended December 31, 2014 under the Executive Incentive Plan (the “EIP”) or the Amended and Restated 2007 Stock Incentive Plan (“the “SIP”). Information regarding our awards under these plans also is included in our Compensation Discussion and Analysis.

						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Estimated Future Payouts Under Non Equity Incentive Plan Awards
Name	Award Type (1)	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)(3)
Donald W. Slager	RSUs	2/7/2014				76,288			2,548,019
	Stock Options	2/7/2014					176,057	33.40	1,000,004
	LTIP (2014-2016)	2/7/2014	375,000	1,500,000	2,250,000
	Annual Incentive Compensation	2/7/2014	39,063	1,250,000	2,500,000
Jeffrey A. Hughes	RSUs	2/7/2014				8,803			294,020
	Stock Options	2/7/2014					44,015	33.40	250,005
	LTIP (2014-2016)	2/7/2014	62,500	250,000	375,000
	Annual Incentive Compensation	2/7/2014	10,710	342,720	685,440
Robert A. Maruster(4)	RSUs	6/9/2014				15,132			550,048
	Stock Options	6/9/2014					20,227	36.35	125,003
	LTIP (2014-2016)	6/9/2014	114,583	458,333	687,500
	Annual Incentive Compensation	6/9/2014	7,000	224,000	448,000
Michael P. Rissman	RSUs	2/7/2014				14,671			490,011
	Stock Options	2/7/2014					44,015	33.40	250,005
	LTIP (2014-2016)	2/7/2014	62,500	250,000	375,000
	Annual Incentive Compensation	2/7/2014	10,200	326,400	652,800
Charles F. Serianni(5)	RSUs	2/7/2014				1,797			60,020
	RSUs	8/22/2014				5,084			200,005
	Stock Options	8/22/2014					18,685	39.34	125,003
	LTIP (2014-2016)	2/7/2014	58,833	235,333	353,000
	Annual Incentive Compensation	2/7/2014	8,850	283,200	566,400
Glenn A. Culpepper(6)	RSUs	2/7/2014				14,671			490,011
	Stock Options	2/7/2014					44,015	33.40	250,005
	LTIP (2014-2016)	2/7/2014	62,500	250,000	375,000
	Annual Incentive Compensation	2/7/2014	12,500	400,000	800,000
(1)	All equity awards granted in 2014 were granted under the SIP. Annual and long-term cash incentive awards were granted under the EIP (or provided as equivalent amounts outside that plan in the case of Messrs. Maruster and Serianni). For further details regarding the annual and long-term cash compensation, see “Executive Compensation.” The annual stock option and RSU awards shown above are scheduled to vest in equal annual installments over 4 years, beginning on the first anniversary of the grant date. The stock option awards expire 7 years from the grant date. The one-time RSU award made to Mr. Maruster at the time of hire is scheduled to vest 100% on the fourth anniversary of the grant date; all other equity awards are annual grants.

(2)	This shows the payouts that would have been earned if the minimum performance level were achieved. If at least the minimum level of performance were not achieved, no payout would be made.

(3)	If the maximum level of performance had been achieved under the annual cash incentive plan, the maximum payout would have been 200% of target. If the maximum level of performance had been achieved under the LTIP, the maximum payout would have been 150% of target.

(4)	Mr. Maruster was granted a one-time RSU award with a grant-date value of approximately $300,000, as a term of his employment offer. This amount supplements the annual RSU award for 2014 with a grant-date value of approximately $250,000.

(5)	Mr. Serianni was granted a stock option award and an RSU award with grant-date values of approximately $125,000 and $200,000, respectively, on the date he was promoted to Executive Vice President, Chief Financial Officer. These awards supplement the annual RSU award with a grant-date value of approximately $60,000. The LTIP and annual incentive compensation target awards for Mr. Serianni are the sums of the prorated target award amounts for his previous position and an equivalent amount for the period of time for which he was the Executive Vice President, Chief Financial Officer in 2014, based on the number of completed months in each position.

(6)	Due to Mr. Culpepper’s termination of employment on August 22, 2014, all stock options and RSUs previously granted to him that do not vest within one year of his termination will be forfeited. Under the EIP, he was not eligible to receive any payout in respect of his LTIP awards.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects stock option and RSU awards granted to the NEOs that were outstanding as of December 31, 2014.

Outstanding Equity Awards at 2014 Fiscal Year End

	Stock Option Awards					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($)
Donald W. Slager	12/30/2005	59,850		19.42	12/30/2015
	12/5/2006	74,970		28.69	12/5/2016
	12/11/2007	112,500		25.51	12/11/2017
	12/9/2008	123,570		23.74	12/9/2015
	1/4/2010	115,658		28.68	1/4/2017
	1/3/2011	139,405	46,469	30.05	1/3/2018
	1/3/2012	112,867	112,867	27.55	1/3/2019
	2/8/2013	47,563	142,690	31.12	2/8/2020
	2/7/2014		176,057	33.40	2/7/2021
						1/3/2012	39,754	1,600,099
						2/8/2013	63,336	2,549,274
						2/7/2014	77,976	3,138,534
Jeffrey A. Hughes	2/15/2011	17,250	5,750	29.84	2/15/2018
	1/3/2012	28,217	28,217	27.55	1/3/2019
	2/8/2013	11,891	35,673	31.12	2/8/2020
	2/7/2014		44,015	33.40	2/7/2021
						1/3/2012	3,976	160,034
						2/8/2013	6,092	245,203
						2/7/2014	8,998	362,170
Robert A. Maruster	6/9/2014		20,227	36.35	6/9/2021
						6/9/2014	8,373	337,013
						6/9/2014	6,977	280,824
Michael P. Rissman	7/30/2007	9,000		28.00	7/30/2017
	12/11/2007	6,300		25.51	12/11/2017
	1/4/2010	11,121		28.68	1/4/2017
	1/3/2011	34,851	11,617	30.05	1/3/2018
	1/3/2012	28,217	28,217	27.55	1/3/2019
	2/8/2013	11,891	35,673	31.12	2/8/2020
	2/7/2014		44,015	33.40	2/7/2021
						1/3/2011	4,685	188,571
						1/3/2012	9,939	400,045
						2/8/2013	12,180	490,245
						2/7/2014	14,996	603,589
Charles F. Serianni	12/9/2008	14,260		23.74	12/9/2015
	2/16/2010	9,500		27.02	2/16/2017
	2/15/2011	7,125	2,375	29.84	2/15/2018
	2/10/2012	4,750	4,750	30.15	2/10/2019
	2/8/2013	2,375	7,125	31.12	2/8/2020
	8/22/2014		18,685	39.34	8/22/2021
						1/9/2013	18,072	727,398
						2/7/2014	1,837	73,939
						8/22/2014	5,121	206,120
Glenn A. Culpepper(2)	2/8/2013		23,782	31.12	11/20/2015
	2/7/2014		11,003	33.40	11/20/2015
						2/8/2013	6,767	272,372
						2/7/2014	3,666	147,557

(1)	The value of the RSUs is based on $40.25 per share, which was the closing price of Republic’s stock on December 31, 2014, the last trading day of our fiscal year.

(2)	The stock options and RSUs granted to Mr. Culpepper continue to vest and remain exercisable as if he remained an employee for one year following his separation. The amounts shown in the table reflect these provisions.

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The vesting dates and number of shares vesting for the options and RSUs are shown in the following table.

	Stock Options		Stock/RSUs
	Vesting	Number	Vesting	Shares
Name	Date	Vesting	Date	Vesting
Donald W. Slager	1/3/2015	46,469	1/3/2015	19,738
	1/3/2015	56,433	1/15/2015	139
	2/7/2015	44,014	2/7/2015	19,493
	2/8/2015	47,563	2/8/2015	21,111
	1/3/2016	56,434	1/3/2016	19,878
	2/7/2016	44,014	2/7/2016	19,493
	2/8/2016	47,563	2/8/2016	21,112
	2/7/2017	44,014	2/7/2017	19,494
	2/8/2017	47,564	2/8/2017	21,112
	2/7/2018	44,015	2/7/2018	19,495
Jeffrey A. Hughes	1/3/2015	14,108	1/3/2015	1,974
	2/7/2015	11,003	1/15/2015	13
	2/8/2015	11,891	2/7/2015	2,249
	2/15/2015	5,750	2/8/2015	2,030
	1/3/2016	14,109	1/3/2016	1,989
	2/7/2016	11,004	2/7/2016	2,249
	2/8/2016	11,891	2/8/2016	2,030
	2/7/2017	11,004	2/7/2017	2,249
	2/7/2018	11,004	2/8/2017	2,031
	2/8/2017	11,891	2/7/2018	2,251
Robert A. Maruster	6/9/2015	5,056	6/9/2015	1,743
	6/9/2016	5,057	6/9/2016	1,744
	6/9/2017	5,057	6/9/2017	1,744
	6/9/2018	5,057	6/9/2018	10,118
Michael P. Rissman	1/3/2015	11,617	1/3/2015	4,652
	1/3/2015	14,108	1/3/2015	4,934
	2/7/2015	11,003	1/15/2015	33
	2/8/2015	11,891	1/15/2015	34
	1/3/2016	14,109	2/7/2015	3,748
	2/7/2016	11,004	2/8/2015	4,059
	2/8/2016	11,891	1/3/2016	4,969
	2/7/2017	11,004	2/7/2016	3,748
	2/8/2017	11,891	2/8/2016	4,059
	2/7/2018	11,004	2/7/2017	3,749
			2/8/2017	4,060
			2/7/2018	3,750
Charles F. Serianni	2/8/2015	2,375	2/7/2015	458
	2/10/2015	2,375	8/22/2015	1,280
	2/15/2015	2,375	12/31/2015	18,072
	8/22/2015	4,671	2/7/2016	459
	2/8/2016	2,375	8/22/2016	1,280
	2/10/2016	2,375	2/7/2017	459
	8/22/2016	4,671	8/22/2017	1,280
	2/8/2017	2,375	2/7/2018	460
	8/22/2017	4,671	8/22/2018	1,281
	8/22/2018	4,672
Glenn A. Culpepper	2/7/2015	11,003	2/7/2015	3,666
	2/8/2015	23,782	2/8/2015	6,767

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OPTION EXERCISES AND STOCK VESTED IN 2014

The following table reflects stock options exercised and the vesting of previously granted restricted stock and RSUs for each of the NEOs during the year ended December 31, 2014. The value realized upon exercise of the options and the shares represented by the vesting of the restricted stock or RSUs is based on the closing price of our stock on the exercise date and the vesting date, respectively.

Option Exercises and Stock or RSUs Vested in 2014

	Option Awards		Stock or RSU Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Donald W. Slager	—	—	72,336	2,469,501

Jeffrey A. Hughes(1)	32,807	225,443	3,931	130,455

Robert A. Maruster	—	—	—	—

Michael P. Rissman(1)	33,363	372,145	18,341	606,468

Charles A. Serianni	33,750	462,818	—	—

Glenn A. Culpepper(1)	23,782	193,834	6,620	221,108
(1)	Amounts vested in 2014 include RSUs deferred by Messrs. Hughes, Rissman and Culpepper. Mr. Hughes deferred 1,945 RSUs ($64,122 at the time of vesting) that vested in 2014 and that will be distributed in accordance with the distribution elections following his separation from service. Mr. Rissman deferred 4,582 RSUs ($151,087 at the time of vesting) that vested in 2014 and that will be distributed in accordance with his distribution elections following his separation from service. Mr. Culpepper deferred 6,620 RSUs ($221,108 at the time of vesting) that vested in 2014 and that will be distributed following the six-month anniversary of his departure from the company.

NONQUALIFIED DEFERRED COMPENSATION IN 2014

The following table reflects information concerning the participation of our NEOs in our nonqualified Deferred Compensation Plan (“DCP”) and Mr. Slager’s Supplemental Retirement Benefit for the year ended December 31, 2014. For a description of that plan and his benefit, see “Executive Compensation – Compensation Discussion and Analysis – Components of Executive Compensation – Fixed Compensation and Benefits – Deferred Compensation Plan and Deferred Compensation Savings Program Contribution.

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in Last	Contributions in Last	Earnings in Last	Withdrawals/	at Last Fiscal Year
Name	Fiscal Year ($)(1)	Fiscal Year ($)(2)	Fiscal Year ($)(3)	Distributions ($)	End ($)(4)

Donald W. Slager	359,145	220,894	189,019	—	5,796,881

Jeffrey A. Hughes	384,822	74,498	428,900	(16,404)	3,538,056

Robert A. Maruster	11,846	—	88	—	11,934

Michael P. Rissman	32,070	74,915	150,614	—	1,283,482

Charles F. Serianni	308,262	61,105	168,247	—	2,399,179

Glenn A. Culpepper	109,967	69,246	75,011	—	583,098
(1)	Executive contributions in the last fiscal year include amounts included in Base Salary and in All Other Compensation in the Summary Compensation Table for 2014.

(2)	This column includes retirement contributions of $65,000 for each of Messrs. Culpepper, Hughes and Rissman and $55,000 for Mr. Serianni that were made by Republic to the plan on behalf of the executive. These amounts vest in accordance with the terms of the plan described in the Compensation Discussion and Analysis. Per the provisions of his employment agreement, Mr. Slager will receive a benefit, payable to him following the 6-month anniversary of his termination of employment for any reason. This contractual payment is $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of his termination. The amount set forth in the table above reflects the annual increase to the payment. All other amounts in this column relate to matching contributions made by Republic during 2014 that are attributable to 2013 executive contributions.

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(3)	For deferrals of RSUs, earnings are calculated based on the change in the price of our common stock during 2014. For cash deferrals, earnings are calculated based on the performance of the measurement funds selected by the participants.

(4)	Includes amounts reported in the 2014 Summary Compensation Table as compensation for 2014, 2013 or 2012: Mr. Slager: $250,894 in 2014, $793,851 in 2013 and $370,370 in 2012; Mr. Hughes: $160,178 in 2014, $430,717 in 2013 and $404,495 in 2012; Mr. Maruster: $11,846 in 2014; Mr. Rissman: $91,235 in 2014, $120,005 in 2013 and $103,086 in 2012; Mr. Serianni: $147,061 in 2014; Mr. Culpepper: $121,169 in 2014 and $350,471 in 2013.

Employment Agreements and Post-Employment Compensation

We have employment agreements with Messrs. Slager and Hughes. These agreements, among other things, provide for consideration to be paid to the executive upon termination of employment, as described below. Each of these employment agreements contains post-termination restrictive covenants, including a covenant not to compete and not to solicit customers and employees. The post-termination restrictive covenants last for two years for Mr. Hughes. Mr. Slager’s restrictions also last two years, except that if his employment is terminated by us without cause or if he has a termination for good reason within six months before or two years after a change in control, his restrictions last three years. Each of these agreements provides for a minimum base salary and eligibility to participate in our performance-based annual and long-term incentive plans. These employment agreements also provide for accelerated vesting of equity-based awards in certain circumstances.

Messrs. Maruster, Rissman and Serianni do not have employment agreements with us. Instead, each participates in our Executive Separation Policy (the “Separation Policy”), and in certain other of our benefit plans, as described below. Severance benefits under the Separation Policy are payable only if they: (1) sign an agreement containing non-solicitation, confidentiality and arbitration provisions and, if appropriate, a non-competition provision (which each has done); (2) execute a separation agreement containing a full release of legal claims; (3) refrain from disparaging Republic following their employment with us; and (4) provide reasonable cooperation and assistance concerning legal or business matters as requested by Republic following their employment. The Separation Policy also provides for accelerated vesting of equity-based awards in certain circumstances.

The Compensation Committee adopted the Separation Policy in 2010 to ensure we are able to attract and retain the most qualified and capable professionals to serve in key executive positions to maximize the value of Republic for the benefit of our shareholders. The Separation Policy is in effect for each of the CEO, President, Chief Operating Officer, CFO, Chief Legal Officer, Executive Vice President, Senior Vice President, Region President, Vice President and Area President (“Covered Executives”) who does not have an employment agreement with us.

Under the Separation Policy, Covered Executives will receive severance benefits if we terminate their employment without “cause” (as defined in the policy). It also contains a double-trigger change in control provision that provides for enhanced severance benefits for a termination “without cause” or a resignation for “good reason” within one year following a “change in control.” The Compensation Committee may modify or terminate the Executive Separation Policy prior to a change in control for all Covered Executives who have not had a termination of employment prior to the modification or termination as long as the modification or termination applies to all Covered Executives in the same category.

The Compensation Committee may use its discretion to make post-termination payments to executive officers that may not be required pursuant to the terms of their employment agreements or the Separation Policy if such payments are determined to be in Republic’s best interests.

Mr. Slager. On December 23, 2014, Mr. Slager and Republic entered into a First Amendment to the Employment Agreement (the “2014 Amendment”), effective immediately, which amended the amended and restated Employment Agreement entered into and effective as of October 29, 2013 (the “2013 Slager Agreement”). The 2014 Amendment provides that: (1) If Mr. Slager dies, his estate will no longer receive a cash payment of three times base salary, and all unvested stock options, restricted stock and RSUs will

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terminate; (2) if Mr. Slager retires, any performance shares or performance units he may receive will immediately vest, with the shares or units to pay out if and when the Company would have been required to pay him if he had not retired; and (3) Mr. Slager will make himself reasonably available to assist his successor with any transition or other services as the Board may reasonably request from his retirement date through the last day of the latest ending performance period under which a performance share or performance unit is payable. Material terms of the 2013 Slager Agreement that were preserved in the 2014 Amendment include: (a) 2014 base salary of $1,000,000: (b) target annual incentive compensation for 2014 of 125% of salary, with a range of 0% to 250% of salary; (c) merit and other bonuses, long-term awards, and equity awards under the SIP as may be determined by the Board of Directors or a committee thereof; (d) a Supplemental Retirement Benefit equal to $2,287,972, increased at an annual rate of 6%, compounded annually from December 5, 2008 until the date of his termination; (e) upon a termination of employment by Republic without cause or by Mr. Slager for good reason in connection with a change in control, all of his equity grants outstanding as of the date of termination shall vest whether or not otherwise vesting in the year of termination; and (f) upon a termination of employment by Republic without cause or by Mr. Slager for good reason in connection with a change in control, the vesting and payment of long-term awards will be at target and without proration.

Mr. Hughes. Mr. Hughes entered into an employment agreement that was effective December 5, 2008. Mr. Hughes’ base salary for 2014 remained $428,400. Mr. Hughes’ target annual incentive compensation is 80% of salary, with a range of 0% to 160% of salary.

Mr. Maruster. Mr. Maruster joined Republic as Executive Vice President, Chief Operating Officer on June 9, 2014. His base salary is $560,000 and his target annual incentive compensation for 2014 is 80% of salary, with a range of 0% to 160%.

Mr. Rissman. Mr. Rissman’s base salary for 2014 remained $408,000. Mr. Rissman’s target annual incentive compensation is 80% of salary, with a range of 0% to 160% of salary.

Mr. Serianni. Prior to his promotion to Executive Vice President, Chief Financial Officer, Mr. Serianni was Vice President, Region Controller for the West Region. Mr. Serianni’s salary until his promotion was $306,000, following a salary increase from $300,000 in March 2014. Upon his promotion, Mr. Serianni’s salary was increased to $450,000. His target annual incentive compensation for 2014 is 80% of salary, with a range from 0% to 160%.

Mr. Culpepper. On October 7, 2014, the company entered in an agreement with Mr. Culpepper relating to his departure from the company effective August 22, 2014 (the “Separation Agreement”). Under the Separation Agreement, his departure was treated as a “Termination Without Cause” under the Separation Policy and he is entitled to receive the following: (1) continued payment of his current salary in equal bi-weekly installments over a 24-month period (a total of $1,000,000); (2) payment of an amount equal to his prorated 2014 bonus under the EIP (a total of $128,219), based on the portion of time he was employed in 2014 and paid at the same time in 2015 as bonuses were paid in the ordinary course under that plan; (3) additional severance as follows: (a) $195,000 in the bi-weekly payroll following his sixtieth day after termination; (b) $100,000 to be paid on or within 15 days after February 8, 2016; and (c) $105,000 to be paid on or within 15 days after February 8, 2017; (4) the opportunity to continue enrollment for two years in the company’s medical, dental and vision plan at the same premium cost applicable to active employees; (5) continued vesting of outstanding stock options and RSUs for one year; and (6) outplacement services for one year. In addition, the Separation Agreement provides specified confidentiality, nondisclosure, non-disparagement, and cooperation/assistance obligations to the company, and releases claims against the company.

Described below is the post-employment consideration payable to Messrs. Slager and Hughes under their respective employment agreements, and to Messrs. Maruster, Rissman and Serianni under the Separation Policy, in the event of a covered termination. The tables on the following pages provide information regarding benefits that would have been payable to them upon the occurrence of certain events of termination, assuming the specified events occurred on December 31, 2014. We have not quantified the estimated welfare benefits payable because we do not believe any estimates would be meaningful. We have estimated to the

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best of our ability the amounts that would have been payable to Messrs. Slager, Hughes, Maruster, Rissman and Serianni upon the occurrence of the following events: (1) death; (2) disability; (3) termination without cause by Republic (determined pursuant to the applicable employment agreement or the Separation Policy) or, in the case of Mr. Slager, by him for good reason; (4) termination by Republic without cause or by the executive for good reason following a change in control (without consideration to any reduction in severance benefits that may be required due to the applicable employment agreement or the Separation Policy); and (5) retirement.

We can terminate an executive’s employment without cause at any time. In general, Mr. Slager can terminate his employment for good reason at any time if: (a) his duties and responsibilities are materially reduced; (b) we breach the employment agreement and do not timely cured the breach; (c) we terminate or reduce his participation in one or more company-sponsored benefit plans and such termination or reduction does not apply to the other NEOs; (d) we relocate his office outside of Maricopa County, Arizona; (e) we terminate the continuation of his rolling employment period; or (f) he resigns from the Board or his term as a director expires, in either case only if such event occurs as a result of his failure to receive the required votes by our shareholders to be re-elected to the Board. Messrs. Hughes, Maruster, Rissman and Serianni can terminate their employment for good reason during the one-year period following a change in control if we reduce their salary, bonus opportunity or title.

For purposes of any calculations in the following tables related to our common stock, the value of restricted stock and RSUs is based on a price of $40.25, the closing price of our stock on December 31, 2014, the last trading day of our 2014 fiscal year, and the value of stock options is based on the spread between that closing price and the exercise price of the options. Also, because actual payouts of the 2013-2015 and 2014 – 2016 LTIP performance periods have not yet been determined, calculations based on actual payouts of such performance periods assume that actual payouts will be at target. The balance of company contributions to the DCP that were not previously vested will become vested and payable in accordance with the terms of the DCP. The following tables do not include amounts contributed by the executives into their DCP accounts.

Death

Equity

¡	For Mr. Slager, vested but unexercised stock options remain exercisable for the lesser of five years from the termination date or the remaining term of the option; all unvested stock options and RSUs are forfeited.

¡	For Messrs. Hughes, Maruster, Rissman and Serianni, immediate vesting of all outstanding equity awards; stock options remain exercisable for the lesser of five years from the termination date or the remaining term of the option.

Cash Incentive Awards

¡	For all NEOs, all annual cash and LTIP incentive awards shall vest and be payable at target, except that any awards determined to be earned prior to death shall be payable following the end of the applicable performance period at the actual amount to be determined.

Retirement/Deferred Compensation

¡	For Mr. Slager, payment of his Supplemental Retirement Benefit.

¡	For Messrs. Hughes, Maruster, Rissman and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

¡	Base salary earned, but not yet paid, and unused vacation.

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Post-Employment Compensation – Death

Name	Severance	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation(1)	Deferred Compensation Payment(2)	Total Compensation Payable
Donald W. Slager	$—	$—	$—	$4,550,000	$3,259,403	$7,809,403
Jeffrey A. Hughes	—	767,407	1,045,411	1,084,720	444,627	3,342,165
Robert A. Maruster	—	617,838	78,885	1,099,000	—	1,795,723
Michael P. Rissman	—	1,682,450	1,104,047	1,076,400	512,221	4,375,118
Charles F. Serianni	—	1,007,458	154,753	945,200	488,114	2,595,525
(1)	For each of the NEOs, this amount reflects the target 2014 annual cash incentive award and the target LTIP awards for the 2012 – 2014, 2013 – 2015 and 2014 – 2016 performance periods.

(2)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to his beneficiary. For Messrs. Hughes, Rissman and Serianni, this includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive’s beneficiary upon the executive’s death and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

Disability

Severance

•	For Mr. Slager, continued base salary for three years, mitigated to the extent payments are made to him pursuant to any disability insurance policies paid for by the company.

Equity

•	For all NEOs, immediate vesting of all outstanding equity awards; stock options remain exercisable for the lesser of 5 years from the termination date or the remaining term of the option.

Cash Incentive Awards

•	For all NEOs, all annual cash and LTIP incentive awards shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual company performance, payable following the end of the performance period, except that any awards determined to be earned prior to any disability shall be payable following the end of the applicable performance period at the actual amount to be determined.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

•	Base salary earned, but not yet paid, and unused vacation.

•	Continued coverage under certain welfare plans for a specified period of time: Mr. Slager – until he becomes eligible for benefits from another employer or the government; and Messrs. Hughes, Maruster, Rissman and Serianni – in accordance with our benefit continuation policy under COBRA.

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Post-Employment Compensation – Disability

Name	Severance	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation(1)	Deferred Compensation Payment(2)	Total Compensation Payable
Donald W. Slager	$3,000,000	$7,287,907	$4,416,145	$1,950,000	$3,259,403	$19,913,455
Jeffrey A. Hughes	—	767,407	1,045,411	481,860	444,627	2,739,305
Robert A. Maruster	—	617,838	78,885	490,472	—	1,187,195
Michael P. Rissman	—	1,682,450	1,104,047	475,700	512,221	3,774,418
Charles F. Serianni	—	1,007,458	154,753	622,748	488,114	2,273,073
(1)	For the NEOs, amounts include the actual 2014 annual cash incentive award, the actual LTIP award for the 2012 – 2014 performance period, and a prorated amount based on actual company results (but calculated using target for purposes of the table above) for the 2013 – 2015 and 2014 – 2016 LTIP performance periods.

(2)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Messrs. Hughes, Rissman and Serianni, this includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive upon the executive’s disability and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

Without Cause by Republic or by Mr. Slager for Good Reason

Severance

•	For Mr. Slager, continued base salary for three years.

•	For Messrs. Maruster, Rissman and Serianni, continued base salary for two years.

•	For Mr. Hughes, continued base salary for one year.

Equity

•	For Mr. Slager, immediate vesting of all outstanding equity that would otherwise vest in the year of termination; stock options remain exercisable for the lesser of three years from the termination date or the remaining term of the option.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, continued vesting of all outstanding equity for up to one year following termination; vested stock options are exercisable for up to one year following termination, but not beyond the original term.

Cash Incentive Awards

•	For Mr. Slager, all annual cash and LTIP incentive awards shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual company performance.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, all annual cash incentive awards shall vest and be payable on a prorated basis in an amount determined by the Compensation Committee, based on actual company performance; the right to receive an award for any outstanding LTIP performance period is forfeited.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

•	Base salary earned, but not yet paid, and unused vacation.

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•	Continued coverage under certain welfare plans for a specified period of time: Mr. Slager – until he becomes eligible for benefits from another employer or the government; Messrs. Maruster, Rissman and Serianni – up to two years; and Mr. Hughes – up to one year.

•	For Mr. Slager, outplacement services for up to one year, with such benefit not to exceed $50,000.

Post-Employment Compensation – Termination without Cause by the Company or by the Executive for Good Reason

Name	Severance	Stock Awards(1)	Option Awards(1)	Non Equity Incentive Plan Compensation(2)	Deferred Compensation Payment(3)	Other Payments(4)	Total Compensation Payable
Donald W. Slager	$3,000,000	$—	$—	$1,950,000	$3,259,403	$50,000	$8,259,403
Jeffrey A. Hughes(5)	428,400	252,207	422,964	171,360	444,627	—	1,719,558
Robert A. Maruster(5)	1,120,000	70,156	19,718	112,000	—	—	1,321,874
Michael P. Rissman(5)	816,000	702,765	481,600	163,200	512,221	—	2,675,786
Charles F. Serianni(5)	900,000	797,353	74,646	273,180	488,114	—	2,533,293
Glenn A. Culpepper(5)	1,400,000	419,928	292,500	128,219	157,316	12,600	2,410,563
(1)	Under his employment agreement, Mr. Slager would receive immediate vesting of outstanding equity that would otherwise vest in the year of termination. Because his termination is deemed to have occurred on December 31, 2014, for purposes of this table, no outstanding equity would vest in connection with such termination.

(2)	For Mr. Slager, amounts include his actual 2014 annual cash incentive award, his actual LTIP award for the 2012 – 2014 performance period, and a prorated amount based on actual company results (but calculated using target for purposes of the table above) for the 2013 – 2015 and 2014 – 2016 LTIP performance periods. For Messrs. Hughes, Maruster, Rissman and Serianni, the amount in this column reflects the actual award for the 2014 annual cash incentive award.

(3)	For Mr. Slager, this includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Messrs. Hughes, Rissman and Serianni, this includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive upon the executive’s termination without cause and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

(4)	The amount is for outplacement services.

(5)	Absent a change in control, no NEO other than Mr. Slager may terminate for “good reason,” and the consideration described above would only be provided in the event of a termination by the company without cause.

Without Cause by the Company or by the Executive for Good Reason – Change in Control

The payments described below, which do not take into consideration any reduction in severance benefits that may be required due to the applicable employment agreement or the Separation Policy, apply in the case of a covered termination if the termination occurs within six months before or two years following a change in control for Mr. Slager, or within one year following a change in control for Messrs. Hughes, Maruster, Rissman and Serianni.

Severance

•	For Mr. Slager, a lump sum payment equal to three times the sum of base salary and annual cash and LTIP incentive awards, based on the target award amounts for the performance periods ending in the year prior to the year of termination, payable within six months following his termination of employment.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, a lump sum payment in the amount of two times the sum of the current base salary and the target annual cash incentive award for the year in which termination occurs, payable within six months following termination.

Equity

•	For Mr. Slager, immediate vesting of all outstanding equity and continued exercisability of vested options for the lesser of three years from the termination date or the remaining term of the option.

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Executive Compensation

•	For Messrs. Hughes, Maruster, Rissman and Serianni, immediate vesting of all outstanding equity and continued exercisability of vested options for up to one year following termination, but not beyond the original term.

Cash Incentive Awards

•	All annual cash and LTIP incentive awards outstanding as of the change in control vest and become payable at target no later than ten days following the change in control.

•	For Mr. Slager, all annual cash incentive awards for performance periods commencing after the change in control vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable not later than 60 days following the end of the performance period; all LTIP incentive awards outstanding as of his termination date vest and become payable at target and without proration.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, all long-term cash incentive awards for performance periods commencing after the change in control vest and become payable at target.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

•	Base salary earned, but not yet paid, and unused vacation.

•	Continued coverage under certain welfare plans for a specified period of time: Mr. Slager – until he becomes eligible for benefits from another employer or the government; Messrs. Maruster, Rissman and Serianni – up to two years; and Mr. Hughes – up to one year.

•	For Mr. Slager, outplacement services for up to one year, with such benefit not to exceed $50,000.

Post-Employment Compensation – Termination without Cause by the Company or by the Executive for Good Reason – Change in Control(1)

Name	Severance	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation(2)	Deferred Compensation Payment(3)	Other Payments(4)	Total Compensation Payable
Donald W. Slager	$9,450,000	$7,287,907	$4,416,145	$4,550,000	$3,259,403	$50,000	$29,013,455
Jeffrey A. Hughes	1,542,240	767,407	1,045,411	1,084,720	444,627	—	4,884,405
Robert A. Maruster	2,016,000	617,838	78,885	1,099,000	—	—	3,811,723
Michael P. Rissman	1,468,800	1,682,450	1,104,047	1,076,400	512,221	—	5,843,918
Charles F. Serianni	1,620,000	1,007,458	154,753	945,200	488,114	—	4,215,525
(1)	The payments set forth in this table assume a change in control occurring on December 31, 2014.

(2)	Amounts include target 2014 annual cash incentive awards and LTIP awards for each of the 2012 – 2014, 2013 – 2015 and 2014 – 2016 performance periods.

(3)	For Mr. Slager, includes a specified amount that will be payable as a Supplemental Retirement Benefit to him. For Messrs. Hughes, Maruster, Rissman and Serianni, includes the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

(4)	For Mr. Slager, the amount is for outplacement services.

68     Republic Services, Inc. 2015 Proxy Statement

Executive Compensation

Retirement (upon satisfying Republic’s definition of “retirement age” and notice provisions)

Equity

•	For all NEOs, immediate vesting of all outstanding equity; stock options remain exercisable for the lesser of three years from the retirement date or the remaining term of the option.

Cash Incentive Awards

•	All annual cash and LTIP incentive awards vest and become payable on a pro rata basis in an amount determined by the Compensation Committee, based on actual company performance, payable following the end of the performance period.

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Messrs. Hughes, Maruster, Rissman and Serianni, payment of the employer contributions to the DCP made on the executive’s behalf and earnings on those amounts.

Other

•	Base salary earned, but not yet paid, and unused vacation.

•	Continued coverage under certain welfare plans for a specified period of time: Mr. Slager – until he becomes eligible for benefits from another employer or the government; and Messrs. Maruster, Rissman and Serianni – in accordance with our benefit continuation policy under COBRA.

Post-Employment Compensation – Retirement(1)

Name	Severance	Stock Awards(2)	Option Awards(2)	Non Equity Incentive Plan Compensation(3)	Deferred Compensation Payment(4)	Total Compensation Payable
Jeffrey A. Hughes	$—	$767,407	$1,045,411	$481,860	$444,627	$2,739,305
(1)	As of December 31, 2014, only Mr. Hughes was retirement eligible; however, he has not reached normal retirement age and therefore would not receive the amount shown in the Non Equity Incentive Plan Compensation column unless his early retirement was approved by the Board.

(2)	All outstanding equity awards fully vest upon retirement.

(3)	Amounts include Mr. Hughes’ actual annual cash incentive award for 2014, actual LTIP award for the 2012 – 2014 performance period, and a prorated amount based on actual results (but calculated using target for purposes of the table above) for each of the 2013 – 2015 and 2014 – 2016 LTIP performance periods.

(4)	This amount includes the employer contributions to the DCP made on the executive’s behalf that will be paid to the executive, and earnings on those amounts. This column does not include amounts that have been previously earned and deferred by the executive, nor does it include any unvested RSUs that the executive has elected to defer upon their vesting (the early vesting of which is reflected in the “Stock Awards” column).

For Cause by the Company or Without Good Reason by the Executive

Retirement/Deferred Compensation

•	For Mr. Slager, payment of his Supplemental Retirement Benefit.

•	For Mr. Hughes, payment of the employer contributions to the DCP made on his behalf and earnings on those amounts.

Other

•	Base salary earned, but not yet paid, and unused vacation.

•	For Mr. Slager, for termination other than for cause, continued coverage under certain welfare plans until he becomes eligible for benefits from another employer or the government.

•	For Messrs. Serianni, Maruster and Rissman – continued coverage under certain welfare plans in accordance with our benefit continuation policy under COBRA.

Republic Services, Inc. 2015 Proxy Statement     69

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have a written Related Party Transactions Policy that stipulates that any transaction for which disclosure is required under Item 404 of Regulation S-K (an “S-K Transaction”) be approved by both our CEO and the Audit Committee. Generally speaking, an S-K Transaction is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which Republic is a participant, the amount involved exceeds $120,000 in the aggregate, and the transaction involves any director, director nominee, executive officer, 5% shareholder, or immediate family member of any of the foregoing. The related party must disclose in writing to the Chief Legal Officer the material facts of the proposed S-K Transaction and the Chief Legal Officer (or designee) will then submit the written disclosure to the CEO and the Audit Committee for approval. If the proposed S-K Transaction involves the Chief Legal Officer, the written disclosure must be provided to the CEO. As part of its due diligence, the Audit Committee will review and determine, with the advice and assistance of such advisors as it deems appropriate, whether the S-K Transaction would present an improper conflict of interest. In making this determination, the Audit Committee may consider the following factors, among others: (1) whether the transaction terms are at least as favorable to us as those that could be obtained in a transaction between us and an unrelated party; (2) whether there are any compelling business reasons for us to enter into the transaction; and (3) whether the transaction would impair the independence of an otherwise independent director.

We had no S-K Transactions during the year ended December 31, 2014.

70     Republic Services, Inc. 2015 Proxy Statement

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related SEC rules, we are asking our shareholders to cast a vote to approve the compensation of our NEOs. This proposal, commonly referred to as a “say-on-pay” proposal, gives you the opportunity to approve, not approve or abstain from voting on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation principles, policies and practices described in this proxy statement. Section 14A Act requires that we submit a proposal to shareholders similar to this one at least every three years. Based on the recommendation of our shareholders, we intend to submit a proposal similar to this one to our shareholders every year.

In considering your vote, you should review with care the information regarding our NEOs’ compensation appearing under the caption “Executive Compensation” on pages 29 through 69, including the CD&A beginning on page 29.

We have designed our executive compensation program to attract and retain our executives and to motivate them to increase shareholder value on both an annual and a longer-term basis primarily by improving our earnings and return on invested capital and generating increasing levels of free cash flow. The Compensation Committee believes our executive compensation program reflects a strong pay-for-performance philosophy and drives the alignment of shareholder and management interests.

Accordingly, we are submitting the following resolution for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Republic approve, on an advisory basis, the compensation of Republic’s NEOs as disclosed in the Proxy Statement for the 2015 Annual Meeting under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables and narrative disclosures set forth thereunder.”

This vote is an advisory vote only, and the result will not be binding on us. Although the vote is non-binding, the Compensation Committee values shareholders’ opinions. Accordingly, as it did after the 2014 vote as described in the CD&A, the Compensation Committee will review the results of voting on this proposal, seek to determine the cause or causes of any significant negative voting results and consider those matters when making future NEO compensation decisions.

The Board recommends a vote “FOR” approval of the compensation of our NEOs.

Republic Services, Inc. 2015 Proxy Statement     71

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. This selection will be presented to the shareholders for ratification at the Annual Meeting. Ernst & Young LLP has been serving in this capacity since June 2002. If the shareholders do not ratify the appointment of Ernst & Young LLP, our Audit Committee may reconsider the selection of independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

72     Republic Services, Inc. 2015 Proxy Statement

PROPOSAL 4

SHAREHOLDER PROPOSAL REGARDING A PROXY ACCESS BYLAW

Proxy Access Proposal

We have received the following proposal from the Comptroller of the City of New York, Scott M. Stringer, Municipal Building, One Centre Street, Room 629, New York, New York 10007-2341, on behalf of the New York City Employees’ Retirement System (380,002 shares), the New York City Fire Department Pension Fund (27,218 shares), the New York City Teachers’ Retirement System (481,498 shares), the New York City Police Pension Fund (103,897 shares), and the New York City Board of Education Retirement System (33,442 shares), beneficial owners of the number of shares of our stock noted in parentheses by their names above. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Proxy Access Proposal”) in this proxy statement as they were submitted to us:

RESOLVED: Shareholders of Republic Services, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

Republic Services, Inc. 2015 Proxy Statement     73

Proposal 4 – Shareholder Proposal Regarding a Proxy Access Bylaw

The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

Board’s Statement Regarding the Proxy Access Proposal

The Board has determined not to recommend either for or against the Proxy Access Proposal. Whether or not this proposal is adopted, the Board strongly believes that the independence and strength of our Board, as well as our strong governance practices, already ensure that the Board is accountable to our shareholders. The Board believes shareholders should consider the following factors when deciding how to vote on the Proxy Access Proposal.

Our current governance structure protects shareholder rights, ensures Board accountability, provides our shareholders with meaningful access to our strong and independent Board members, and meets current governance best practice standards.

•	We have a number of governance best practices that protect shareholder rights. As discussed in more detail above under “Board of Directors and Corporate Governance Matters – Corporate Governance,” we have several governance mechanisms that protect shareholder rights. These include:

¡	a strong independent Chairman of the Board with clearly identified duties;

¡	a Board with 10 out of 11 directors who are independent (over 90% independent directors);

¡	four standing committees (Audit, Compensation, Governance and Corporate Responsibility), each of which consists solely of independent directors and is led by a strong Chair;

¡	annual director elections (rather than a staggered Board);

¡	a majority vote standard for uncontested director elections (including a resignation requirement for directors who fail to receive the required majority vote);

¡	no shareholder rights plan or poison pill;

¡	no supermajority shareholder voting requirements in our certificate of incorporation or bylaws; and

¡	anti-hedging and anti-pledging policies

•	We have a robust process to identify and recommend director nominees. An effective board is made up of individuals having a great diversity of experiences and a wide variety of skills, qualifications and viewpoints. As discussed in more detail above under “Board of Directors and Corporate Governance Matters – Director Nomination Procedures and Diversity Relating to Board Candidacy,” we have a robust process for identifying and recommending director nominees to ensure that we have the diversity of skills, experiences and backgrounds on the Board that is necessary to serve our shareholders’ long-term interests. An effective Board is composed of people with a diverse and complementary blend of experiences, skills and perspectives. Our independent Governance Committee and Board are best equipped to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board that operates openly and collaboratively. They take a long-term, holistic approach to our Board’s composition, and they thoroughly vet candidates (including performing background checks). Our Governance Committee analyzes and evaluates the particular skills and experience of nominees and determines whether each nominee will contribute to an effective, financially literate and diverse board that operates in an atmosphere of candor and collaboration, for the benefit of all shareholders.

•

Our shareholders already can bring director candidates to the Governance Committee’s attention and provide significant input in the nomination of such candidates. As discussed in more detail above under “Board of Directors and Corporate Governance Matters – Shareholder Director Recommendation Policy,” our shareholders already can bring director candidates to the Governance Committee’s attention. A

74     Republic Services, Inc. 2015 Proxy Statement

Proposal 4 – Shareholder Proposal Regarding a Proxy Access Bylaw

nominee proposed by shareholders is evaluated and considered in the same manner as a nominee recommended by a Board member, management, a search firm or any other source. Our shareholders also have the same avenue to suggest particular skills and experiences they would like to see in future director nominees.

•	Our Board is committed to bringing fresh perspectives into the Boardroom. As discussed in more detail above under “Board of Directors and Corporate Governance Matters – Director Independence,” our entire Board (other than our CEO) consists of independent directors. The average tenure of our independent directors is approximately 7 years, and we regularly add new directors with diverse backgrounds, skills and knowledge. Further, we recently adopted a mandatory retirement policy that requires directors to retire at age 73 (72 beginning at the date of the company’s 2019 annual meeting of shareholders). Over the past year and a half, our Governance Committee has identified and nominated three new highly qualified individuals, each of whom brings a distinctive viewpoint and important skills to our Board. Our Board composition and Board policies demonstrate our commitment to maintaining a fresh, well-balanced Board that is focused on shareholder interests.

•	Our Board is highly engaged and responsive to shareholder input. We regularly engage in dialogue with our shareholders and are committed to ensuring their views are represented in the boardroom. In 2014, our independent Chairman of the Board and independent Chairman of the Compensation Committee along with members of management met with some of our largest shareholders (collectively owning approximately 60% of our outstanding shares, including ongoing dialogue with our largest shareholder, who beneficially owns approximately 30% of our outstanding shares and whose chief investment officer is an independent director and chairs our Governance Committee and is member of our Compensation Committee) to obtain their feedback on compensation and governance issues. The Compensation Committee responded to that feedback by taking the following shareholder-friendly actions:

¡	decreasing the weighting of time-based compensation and increasing the level of performance-based compensation beginning in 2015 so that approximately 56% of our CEO’s target total compensation will be performance-based;

¡	adding a relative total shareholder return metric (20% weighting) to our long-term incentives beginning in 2015;

¡	eliminating the provisions in our CEO’s employment agreement for a death benefit equal to three times salary and accelerated vesting of time-based restricted stock units and options; and

¡	adopting a clawback policy applicable to our Section 16 officers.

Our independent directors and senior management have demonstrated they will engage with shareholders and be responsive to their concerns even where, as here, only a minority of the shareholders expressed concerns in their 2014 advisory votes on executive compensation and through the engagement process. In a press release and related focus list, the Comptroller of the City of New York indicated that we received the Proxy Access Proposal because we received significant opposition to our 2014 advisory vote on executive compensation. We have completely addressed the compensation concerns our shareholders shared with us. Additional details about our engagement related to executive compensation are discussed above under “Executive Compensation – Compensation Discussion and Analysis – Compensation Committee Consideration of Our 2014 Shareholder Vote on Executive Compensation – Shareholder Engagement and Recent Changes and Updates.”

Proxy access could decrease the effectiveness of our corporate governance.

Allowing shareholders to use company proxy materials for contested director elections would not improve Republic’s corporate governance. Rather, we believe that proxy access could harm our company and its shareholders by:

•

Significantly disrupting company and Board operations and increasing our costs. A proxy access bylaw, when coupled with our annual election of directors, could turn each year’s annual meeting into a contested election and divert the Board and management’s time and attention away from operating our

Republic Services, Inc. 2015 Proxy Statement     75

Proposal 4 – Shareholder Proposal Regarding a Proxy Access Bylaw

business. While shareholders would have access to put their own nominees in Republic’s proxy materials at little cost, our Board likely would feel compelled to devote significant financial resources to engage in communication efforts and hire outside advisors to support those candidates recommended by the Board and to oppose the other candidates. In addition to distracting our Board and management, proxy access could encourage a short-term focus and perspective with respect to the management of our business that would not be in the best interests of our shareholders. The United States Court of Appeals invalidated the SEC’s proxy access rule, which was similar to the proposal here, because it determined that the SEC did not adequately assess the rule’s economic effects under the Administrative Procedures Act. The court cited, among other things, a comment by the United States Chamber of Commerce that pointed out that in recent proxy contests at large companies, the costs ranged from $4 million to $14 million.

•	Promoting the influence of special interests that would not be in our shareholders’ best interests. Our Board has a fiduciary duty to act in the best interest of all our shareholders. Proxy access could facilitate the nomination and election of directors with a special interest to further the particular agendas of the shareholders who nominated them, rather than the interests of all shareholders and Republic’s long-term business goals. Moreover, a shareholder could use the threat of a contested election, which could be very expensive and disruptive to Republic but virtually costless for the shareholder, to extract concessions from Republic relating to that shareholder’s special interest.

Conclusion

The Board has determined not to recommend either for or against the Proxy Access Proposal. Whether or not it is adopted, the Board strongly believes that Republic has a responsive Board and that our current governance structure protects shareholder rights, ensures board accountability, provides our shareholders with meaningful access to Board members, and meets current governance best practice standards. The Board believes that shareholders should consider these factors and the risk that proxy access could decrease the effectiveness of our corporate governance when deciding how to vote. Although the Proxy Access Proposal is non-binding and advisory in nature, the Board values shareholders’ opinions and will review and consider the voting results when making future decisions on our governance practices.

The Board is making no recommendation as to how you should vote on the Proxy Access Proposal.

EXPENSES OF SOLICITATIONS

Republic will bear the cost of soliciting proxies. In addition to solicitations by mail, our regular employees may solicit proxies in person or by telephone without additional compensation. We will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, we have engaged Georgeson Inc. to help in the solicitation of proxies for a fee of approximately $10,000 plus associated costs and expenses.

MISCELLANEOUS MATTERS

Our Annual Report on Form 10-K covering the fiscal year ended December 31, 2014 is included with this proxy statement. It contains financial and other information about us, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide upon written request, without charge, to each shareholder of record as of the Record Date a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. Our Annual Report on Form 10-K and exhibits thereto also are available on our website at www.republicservices.com or at the SEC’s website at www.sec.gov.

76     Republic Services, Inc. 2015 Proxy Statement

Miscellaneous Matters

Any shareholder who wishes to present a proposal for action at our next annual meeting of shareholders, presently scheduled for May 2016, or who wishes to nominate a candidate for our Board, must submit such proposal or nomination in writing to: Attention: Office of the Corporate Secretary, Republic Services, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. The proposal or nomination should comply with the time period and information requirements as set forth in our bylaws relating to shareholder business or shareholder nominations, as applicable. Shareholders interested in submitting a proposal for inclusion in the proxy statement for the 2016 annual meeting of shareholders may do so by following the procedures prescribed in our bylaws and in accordance with the applicable rules under the Exchange Act. Shareholder proposals must be received by our Corporate Secretary at the above address:

•	No later than November December 3, 2015, if the proposal is submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act; or

•	Between January 14, 2016 and February 13, 2016, if the proposal is submitted under our bylaws, in which case we are not required to include the proposal in our proxy materials.

You are again invited to attend the Annual Meeting at which our management will present a review of our progress and operations. We will hold the Annual Meeting at 10:30 a.m., local time, on Thursday, May 14, 2015 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260. Directions to the hotel from the Phoenix airport are as follows: Exit the airport east on Loop 202. Merge onto North Loop 101. Continue north to the Princess Exit, exit and turn left. Make a left onto Perimeter Drive and the hotel is on the right.

Other than the items described herein, management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in our best interest. We have prepared the accompanying form of proxy at the Board’s direction and provide it to you at the Board’s request. Your Board has designated the proxies named therein.

Republic Services, Inc. 2015 Proxy Statement     77

Printed on Recycled Paper

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIAlS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
REPUBLIC SERVICES, INC. ATTN: INVESTOR RELATIONS 18500 NORTH ALLIED WAY PHOENIX, AZ 85054 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M83878-P62024
KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY REPUBLIC SERVICES, INC. The Board of Directors recommends you vote FOR all the listed nominees and FOR Proposals 2 and 3. 1. Election of Directors Nominees: For Against Abstain
1a. Ramon A. Rodriguez 1b. Tomago Collins 1c. James W. Crownover 1d. Ann E. Dunwoody 1e. William J. Flynn 1f. Manuel Kadre 1g. Michael Larson 1h. W. Lee Nutter For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date For Against Abstain 1i. Donald W. Slager 1j. John M. Trani 2. Advisory vote to approve the compensation of our named executive officers.
3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015. The Board of Directors is not recommending how you should vote regarding the following proposal: 4. Shareholder proposal regarding proxy access. NOTE: In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. M83879-P62024 PROXY REPUBLIC SERVICES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Donald W. Slager and Michael P. Rissman, or either of them, with the power of substitution, are hereby authorized to vote all shares of common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Republic Services, Inc. to be held at 10:30 a.m., local time, on May 14, 2015, at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260 or any postponements or adjournments of the meeting, as indicated hereon. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR each of the nominees for director listed hereon, FOR approval of the compensation of our named executive officers, FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015, and in the same proportion as other shares for which valid and timely instructions have been received have been voted, or as otherwise required by applicable law, for the shareholder proposal regarding proxy access. As to any other matter, the Proxies shall vote in accordance with their best judgment.
The undersigned hereby acknowledges receipt of the Notice of the 2015 Annual Meeting of Shareholders, the Proxy Statement, and the Annual Report. PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. Address changes/comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued on reverse side